UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ARROW ELECTRONICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Michael J. Long
Chairman of the Board

Arrow Electronics, Inc.
9201 East Dry Creek Road
Centennial, CO 80112

March 30, 2016

Dear Shareholder:
You are invited to Arrow’s Annual Meeting on Thursday, May 12, 2016 at The Art Hotel, 1201 Broadway, Denver, Colorado 80203 at 9:00 a.m. Mountain Time. The formal notice of the Annual Meeting and the Proxy Statement soliciting your vote at the Annual Meeting appear on the following pages.
The matters scheduled to be considered at the Annual Meeting are: (i) the election of the Board of Directors; (ii) the ratification of the selection of the independent registered public accounting firm; and (iii) the holding of an advisory vote on executive compensation. These matters are discussed more fully in the Proxy Statement.
Arrow’s Board of Directors recommends the approval of each proposal as being in the best interests of Arrow, and urges you to read the Proxy Statement carefully before you vote. Your vote is important regardless of the number of shares you own.
Under the rules adopted by the United States Securities and Exchange Commission, we are furnishing proxy materials to our shareholders online rather than mailing printed copies of those materials to each shareholder. Accordingly, you will not receive a printed copy of the proxy materials unless you request one. The Notice of Internet Availability includes instructions on how to access and review the materials, and how to access your proxy card and vote online. If you would like to receive a printed copy of our proxy materials please follow the instructions included in the Notice.
Please make sure you vote, whether or not you plan to attend the Annual Meeting. You can cast your vote at the Annual Meeting, online by following the instructions on either the proxy card or the Notice of Internet Availability, by telephone or, if you received paper copies of our proxy materials, by mailing your proxy card in the postage-paid return envelope.

Sincerely yours,
Michael J. Long
Chairman of the Board

ARROW ELECTRONICS, INC.
9201 East Dry Creek Road
Centennial, CO 80112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE
9:00 a.m. Mountain Time on Thursday, May 12, 2016
PLACE
The Art Hotel
1201 Broadway
Denver, Colorado 80203
ITEMS OF BUSINESS
The Annual Meeting will be held:

1.	To elect directors of Arrow for the ensuing year.

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

3.	To hold an advisory vote on executive compensation.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
RECORD DATE
Only shareholders of record at the close of business on March 14, 2016 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.
PROXY MATERIALS AND ANNUAL REPORT
If you wish to receive a printed copy of the proxy materials and our Annual Report you must request a copy. The Notice of Internet Availability has instructions for access to and review of our proxy materials online, as well as instructions for online voting.
Arrow’s 2015 Annual Report (which is not a part of the proxy soliciting material) and this Proxy Statement will be available through www.proxyvote.com on or about March 30, 2016, and at the Company’s website at www.arrow.com/annualreport2015.
PROXY VOTING
Shareholders can vote by attending the Annual Meeting, by completing and returning the proxy card, online, or by telephone. The Notice of Internet Availability and the proxy card itself have detailed instructions for voting, including voting deadlines.

Shareholders may revoke a proxy (change or withdraw their votes) at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Order of the Board of Directors

Gregory Tarpinian
Secretary

ARROW ELECTRONICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2016

 TABLE OF CONTENTS

Proxy Statement	1
The Purpose of This Statement	1
Invitation to the Annual Meeting	1
Voting Instructions	1
Shareholders Entitled to Vote	1
Revocation of Proxies	2
Cost of Proxy Solicitation	2

Certain Shareholders	2
Holders of More Than 5% of Common Stock	2
Shareholding of Executive Officers and Directors	4

Proposal 1: Election of Directors	4
Board Membership Requirements	5

Director Resignation Policy	7

The Board and Its Committees	8
Lead Director	8
Chief Executive Officer and Chairman Positions	8
Committees	9
Enterprise Risk Management	10
Compensation Risk Analysis	10
Independence	11
Compensation Committee Interlocks and Insider Participation	11
Meetings and Attendance	11
Director Compensation	11
Stock Ownership by Directors	13

Audit Committee Report	14

Principal Accounting Firm Fees	15

Proposal 2: Ratification of Appointment of Auditors	15

Proposal 3: Advisory Vote on Executive Compensation	16

Report of the Compensation Committee	17

Compensation Discussion and Analysis	17
Executive Summary	17
Overview and Philosophy	19
Executive Compensation Objectives	19
Total Compensation Process	19
Competitive Benchmarking and Use of Consultants	20
Elements of Total Compensation	21
Base Salary	21
Performance-Based Compensation	21
Annual Cash Incentives	22
Long-Term Incentives	24

Retirement Programs and Other Benefits	26
Severance Policy and Change of Control Agreements	27
Stock Ownership Requirements	27
Anti-Hedging Policy	27
Tax and Accounting Considerations	28
Compensation Practices and Risk	28

Compensation of the Named Executive Officers	29
Summary Compensation Table	29
All Other Compensation — Detail	30
Grants of Plan-Based Awards	31
Outstanding Equity Awards at Fiscal Year-End	32
Options Exercised and Stock Vested in Last Fiscal Year	34
SERP	34
Deferred Compensation Plans	35

Agreements and Potential Payouts Upon Termination or Change of Control	36
Severance Policy	36
Participation Agreements	36
Change in Control Retention Agreements	37
Impact of Section 409A of the Internal Revenue Code	37
Potential Payouts Upon Termination	37
Narrative Explanation of the Calculation of Amounts	40
Non-Qualified Stock Option, Restricted Stock Unit, and Performance Stock Unit Award Agreements	42

Related Persons Transactions	43

Section 16(a) Beneficial Ownership Reporting Compliance	43

Availability of More Information	44

Multiple Shareholders with the Same Address	44

Submission of Shareholder Proposals	44

ARROW ELECTRONICS, INC.
9201 East Dry Creek Road
Centennial, CO 80112
----------------------------
PROXY STATEMENT
in connection with the
2016 Annual Meeting

The Purpose of This Statement
The Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or the “Company”), is furnishing this Proxy Statement to all shareholders of record to solicit proxies to be voted at the 2016 Annual Meeting. By returning a completed proxy card, or voting over the telephone or internet, you are giving instructions on how your shares are to be voted at the Annual Meeting. The Proxy Statement is available through www.proxyvote.com.
Invitation to the Annual Meeting
Shareholders of record at the close of business on March 14, 2016 are invited to attend the 2016 Annual Meeting on Thursday, May 12, 2016, beginning at 9:00 a.m. Mountain Time. The Annual Meeting will be held at The Art Hotel, 1201 Broadway, Denver, Colorado 80203.
Voting Instructions
Please vote your shares by telephone or through the internet, or if you received printed copies of the proxy materials, complete, sign, and date your proxy card and return it promptly in the postage-paid return envelope provided. Whether or not you plan to attend the Annual Meeting, your prompt response will assure a quorum and reduce solicitation expenses.
If shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), such holder should receive instructions from the record shareholder that must be followed in order for such shares to be voted (including at the Annual Meeting). Internet and/or telephone voting will also be offered to shareholders owning shares through most banks and brokers.
Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares “FOR” all of the nominees for director named in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as Arrow’s independent registered public accounting firm, and “FOR” approval of the executive compensation as described in the Compensation Discussion and Analysis.
Shareholders Entitled to Vote
Only shareholders of record of Arrow’s common stock at the close of business on March 14, 2016 (the “record date”) are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. As of the record date, there were 91,627,676 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The presence in person or by proxy of a majority of the shares entitled to vote at the Annual Meeting shall constitute a quorum.
During 2015, if a shareholder was a participant in the Arrow Electronics Stock Ownership Plan (the “ESOP”), the shares held in the ESOP were transferred to such shareholder's holdings in the Arrow

Electronics Savings Plan ("401(k) Plan"). Any such shareholder can vote those holdings using the methods described above. This will serve as a voting instruction for Vanguard Fiduciary Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the 401(k) Plan, the shareholder has the right to direct the Trustee, who is the holder of record, how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. If voting instructions for the shares of common stock in the 401(k) are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the 401(k). Voting (including any revocations) by 401(k) Plan participants will close at 11:59 p.m. Eastern Time on May 9, 2016. The Trustee will then vote all shares of common stock held in the 401(k) Plan by the established deadline.
Revocation of Proxies
The person giving a proxy may revoke it at any time prior to the time it is voted at the Annual Meeting by giving written notice to Arrow’s Secretary. If the proxy was given by telephone or through the internet, it may be revoked in the same manner. You may also revoke your proxy by attending the Annual Meeting and voting in person. If your shares are held in “street name” you must contact the record holder of the shares regarding how to revoke your proxy. Those participants who hold their shares in the 401(k) Plan must revoke their proxies on or before May 9, 2016.
Cost of Proxy Solicitation
Arrow pays the cost of soliciting proxies. Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of approximately $15,000 plus expenses. Arrow will supply soliciting materials to the brokers and other nominees holding Arrow common stock in a timely manner so that the brokers and other nominees may send the material to each beneficial owner and Arrow will reimburse the brokers and other nominees for their expenses in so doing. In addition to this solicitation by mail, employees of the Company may solicit proxies in person or by telephone.
CERTAIN SHAREHOLDERS
Holders of More Than 5% of Common Stock
The following Table sets forth certain information with respect to the only shareholders known to the Company to own beneficially more than 5% of the outstanding common stock of Arrow as of March 14, 2016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
JPMorgan Chase & Co. (1) 270 Park Avenue New York, New York 10017	9,112,870	9.9%
BlackRock Inc. (2) 55 East 52nd Street New York, New York 10022	7,317,861	8.0%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,589,129	7.2%
Wellington Management Group LLP (4) 280 Congress Street Boston, Massachusetts 02210	5,804,547	6.3%
Artisan Partners Limited Partnership (5) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	5,139,320	5.6%
Boston Partners (6) One Beacon Street - 30th Floor Boston, Massachusetts 02108	4,831,260	5.3%

(1)
Based upon a Schedule 13G filed with the United States Securities and Exchange Commission (“SEC”) on January 11, 2016, JPMorgan Chase & Co., a parent holding company, has shared voting power with respect to 5,085 shares and shared dispositive power with respect to 909 shares, sole dispositive power with respect to 9,111,961 shares, and sole voting power with respect to 8,871,795 shares.

(2) Based upon a Schedule 13G filed with the SEC on January 25, 2016, BlackRock Inc., a parent holding company, has sole voting power with respect to 6,651,821 shares and dispositive power with respect to all shares.
(3) Based upon a Schedule 13G filed with the SEC on February 10, 2016, The Vanguard Group, a registered investment adviser, has shared voting power with respect to 8,400 shares, shared dispositive power with respect to 99,279 shares, sole dispositive power with respect to 6,489,850 shares, and sole voting power with respect to 93,937 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 62,279 shares as a result of it serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., another wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 68,658 shares as a result of it serving as an investment manager of Australian investment offerings.
(4) Based upon a Schedule 13G filed with the SEC on February 11, 2016, Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, each holding companies, have shared voting power with respect to 1,492,001 shares and shared dispositive power with respect to all shares. Wellington Management Company LLP, a registered investment adviser, has shared voting power with respect to 1,188,557 shares and shared dispositive power with respect to 5,493,973 shares. The shares reported are owned by clients of the following investment advisers: Wellington Management Company LLP; Wellington Management Canada LLC; Wellington Management Singapore Pte Ltd; Wellington Management Hong Kong Ltd; Wellington Management International Ltd; Wellington Management Japan Pte Ltd; and, Wellington Management Australia Pty Ltd (collectively, the "Wellington Investment Advisers"). Wellington Investment Advisers Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisers Holdings LLP is owned by Wellington Group Holdings LLP, which is owned by Wellington Management Group LLP.
(5) Based upon a Schedule 13G filed with the SEC on February 2, 2016, Artisan Partners Limited Partnership is a registered investment adviser of which Artisan Investments GP LLC is the general partner and Artisan Partners Holdings LP is the sole limited partner. Artisan Partners Asset Management Inc. is the general partner of Artisan Partners Holding LP. Each of these persons beneficially owns the shares shown and has shared dispositive power with respect to all shares and shared voting power with respect to 4,929,941 shares. The shares reported were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership. Persons other than Artisan Partners Limited Partnership are entitled to receive all dividends and proceeds from the sale of those shares. Included in the shares beneficially owned by Artisan Partners Limited Partnership are 3,343,390 shares on behalf of Artisan Partners Funds, Inc., a registered investment company, which has shared voting and dispositive power with respect to all shares.
(6) Based upon a Schedule 13G filed with the SEC on February 11, 2016, Boston Partners, a registered investment adviser, has sole voting power with respect to 3,655,943 shares and sole dispositive power with respect to all shares.

Shareholding of Executive Officers and Directors

The following Table shows, as of March 14, 2016, the beneficial ownership of the Company's common stock for each director, each of the “Named Executive Officers” (the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executive officers of the Company) and the directors and executive officers as a group (including the Named Executive Officers).

Shares of Common Stock Beneficially Owned
	Currently Owned (1)	Common Stock Units (2)	Acquirable within 60 Days	% of Outstanding Common Stock
Michael J. Long	591,896	—	—	*
Paul J. Reilly	224,563	—	—	*
Andrew S. Bryant	54,110	—	—	*
Mary Catherine Morris	69,320	—	—	*
Sean J. Kerins	56,091	—	—	*
Barry W. Perry	—	51,409	—	*
Philip K. Asherman	—	22,567	—	*
Gail E. Hamilton	—	23,055	—	*
John N. Hanson	6,800	45,725	—	*
Richard S. Hill	—	28,913	—	*
M.F. (Fran) Keeth	—	31,951	—	*
Andrew C. Kerin	—	17,344	—	*
Stephen C. Patrick	—	41,820	—	*
Total Executive Officers’ and Directors’ Beneficial Ownership as a group (17 individuals)	1,139,076	262,784	—	1.5%

*	Represents holdings of less than 1%.

(1)
Includes vested stock options and restricted shares granted under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”), as well as shares owned independently.

(2)	Includes common stock units deferred by non-employee directors and restricted stock units granted under the Omnibus Incentive Plan.

PROPOSAL 1: ELECTION OF DIRECTORS
Each nominee for election as a member of the Board of Directors of Arrow (the “Board”) is to be elected to hold office until the next Annual Meeting.
The Board recommends a vote “FOR” all of the nominees named below.
All nominees identified below are current members of the Board. All have been recommended for re-election to the Board by the Corporate Governance Committee and approved and nominated for re-election by the Board. The Board does not anticipate that any of the nominees named below will be unable or unwilling to serve as a director. If any nominee should refuse or be unable to serve, the proxy will be voted for a person designated by the Board, or in lieu thereof, the Board may reduce the number of directors. In accordance with the Company’s by-laws, the nine nominees receiving a plurality of votes cast at the Annual Meeting will be elected directors, subject to the Director Resignation Policy described below.
An uncontested election of directors is no longer considered “routine” under the New York Stock Exchange rules. As a result, if a shareholder holds shares in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to this proposal. For this reason, if a shareholder does not give his or her broker or nominee specific instructions, the shareholder’s shares will not be voted on this proposal. If you vote to “abstain,” your shares will be counted as present at the meeting, and your abstention will have the effect of a vote against the proposal.
Board Membership Requirements
In accordance with the Company’s corporate governance guidelines, members of the Board should have the education, business experience, and insight necessary to understand the Company’s business. Members of the Board must be able to evaluate and oversee its direction and performance for the Company’s continued success. The directors should also possess such functional skills, corporate leadership, and international experience required to contribute to the development and expansion of the Board’s knowledge and capabilities. Moreover, the directors should have the willingness and ability to objectively and constructively appraise the performance of executive management and, when necessary, recommend appropriate changes. Neither the Board nor the Corporate Governance Committee has a formal policy regarding diversity. The Board believes, however, that its membership should reflect diversity in its broadest sense and, consistent with that philosophy, the Board does consider a candidate’s experience, education, geographic location, and difference of viewpoint when evaluating his or her qualifications for election to the Board. Whenever the Corporate Governance Committee evaluates a potential candidate, it considers that individual in the context of the composition of the Board as a whole. Based on the nominee’s experience, attributes, and skills, which exemplify the sought-after characteristics described above, the Board has concluded that each nominee possesses the appropriate qualifications to serve as a director of the Company.
Barry W. Perry, 69, director since 1999
Mr. Perry has been the Lead Director of the Company since May 2011. He was Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, for more than five years prior to his retirement in June 2006. Mr. Perry is currently a director of the Albemarle Corporation and Ashland Inc. Within the past five years, he also served as a director of Cookson plc, UK.
While he was Chief Executive Officer of Engelhard Corporation, Mr. Perry established the company’s vision and strategy, selected key management personnel, and evaluated the risks of participating in various markets. Further, his experience as a director of a number of public multinational companies provides him with the skills to objectively and accurately evaluate the financial performance and corporate strategies of a large company.
Philip K. Asherman, 65, director since 2010
Mr. Asherman has been President and Chief Executive Officer of Chicago Bridge & Iron Company (“CB&I”) since 2006. He served as an Executive Vice President and Chief Marketing Officer of CB&I from 2001 to 2006 and Managing Director of Chicago Bridge & Iron Company N.V. (“CB&I N.V.”) from 2002 to 2006. Prior thereto, Mr. Asherman served in various executive positions with Fluor Corporation and its operating subsidiaries. He has more than 35 years of experience in the engineering and construction industry in a variety of project management, operations management, and sales and marketing roles. Mr. Asherman has also had numerous expatriate assignments in Asia Pacific, Europe, and South America. He serves as a director of CB&I, CB&I N.V., the Fletcher School at Tufts University, and is a member of the board of the National Safety Council. He has been chosen to serve as a director of the Company because of his service as Chief Executive Officer of a multi-national public company and his knowledge of international business. Mr. Asherman is considered an “audit committee financial expert” as the term is defined in Item 407(d) of Regulation S-K.
Gail E. Hamilton, 66, director since 2008
Ms. Hamilton was Executive Vice President of Symantec Corporation, an infrastructure software and services provider, from March 2000 to January 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is currently a director of OpenText Corporation, Ixia, and Westmoreland Coal Company.

Ms. Hamilton was responsible for designing, manufacturing, and selling electronic systems for more than 20 years. While at Symantec, Ms. Hamilton oversaw the operations of the enterprise and consumer business. In that role, she was responsible for business planning and helped steer the company through an aggressive acquisition strategy. The Board believes Ms. Hamilton’s experience at Symantec, a leading software company, makes her particularly valuable in providing guidance to our Enterprise Computing Solutions business with regard to its direction and strategy.
John N. Hanson, 74, director since 1997
Mr. Hanson has been the non-executive Chairman of the Board of Joy Global Inc. (formerly known as Harnischfeger Industries, Inc.), a manufacturer of mining equipment for both underground and surface applications, since February 2007. He was Chairman, Chief Executive Officer, and President of Joy Global Inc. for more than five years prior thereto. He is Chairman of the American Coal Foundation.
Immediately upon his appointment in 1999 as Chief Executive Officer of Harnischfeger Industries, Inc., Mr. Hanson provided the required guidance to lead it through its Chapter 11 bankruptcy reorganization. In so doing, the company became a more efficient and profitable organization. During this process, Mr. Hanson was responsible for leading that company’s direction by developing and implementing a long-term strategy and assessing risks and opportunities. Mr. Hanson has run multiple businesses throughout his career, several of which used distribution as their principal source of products and services. He has served as a director of seven different companies over his career. The Board believes that these skills and experiences make Mr. Hanson a valuable member of the Board.
Richard S. Hill, 64, director since 2006
Mr. Hill was Chief Executive Officer and Chairman of the Board of Novellus Systems, Inc., a maker of devices used in the manufacture of advanced integrated circuits, from 2006 until it was acquired by Lam Research Corporation in June 2012. He is currently the Chairman of the Board of Tessera Technologies, Inc. and served as its interim Chief Executive Officer from April 15, 2013 until May 29, 2013. Mr. Hill is also the lead director of Cabot Microelectronics Corporation and a director of Autodesk, Inc. Within the past five years, Mr. Hill also served as a director of Planar Systems, Inc., LSI Corporation, and as Chair and executive committee member of the University of Illinois Foundation.
Mr. Hill has had a broad base of experience as the Chief Executive Officer of Novellus. In that role, he set the strategy by evaluating market risks to determine the ultimate direction of that company. Novellus was in the business of developing, manufacturing, and selling equipment used in the fabrication of integrated circuits. As a result, Mr. Hill has a thorough understanding of the semiconductor market in which Arrow operates. He also has experience in the international marketplace as a result of serving on a number of boards for companies with global operations.
M.F. (Fran) Keeth, 69, director since 2004
Mrs. Keeth was Executive Vice President of Royal Dutch Shell plc and Chief Executive Officer and President of Shell Chemicals Limited, a services company responsible for Royal Dutch Shell’s global petrochemical businesses, from January 2005 to December 2006. She served as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and was President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/ShellGroup, from July 2001 to July 2006. Mrs. Keeth also serves as the lead director of Verizon Communications Inc. Within the past five years, she has served as a director of Peabody Energy Corporation.
Mrs. Keeth's knowledge and expertise helped guide the direction, culture, and operational excellence of Shell Chemicals Limited. She held a number of senior financial positions, including Principal Accounting Officer and Controller. As a result of this experience and associated expertise, Mrs. Keeth is considered an “audit committee financial expert” as the term is defined in Item 407(d) of Regulation S-K. In addition to her extensive financial expertise, Mrs. Keeth brings to the Board executive leadership experience as a chief executive officer and a global business perspective from her service as an executive officer of a large multinational company and her service on other public company boards.

Andrew C. Kerin, 52, director since 2010
Mr. Kerin has been Chief Executive Officer and a director of The Brickman Group, Ltd. since May 2012. Prior to that, he was Executive Vice President, Aramark Corporation and Group President, Global Food, Hospitality and Facility Services, Aramark Corporation from June 2009 until March 2012. He served as Executive Vice President, Aramark Corporation and Group President, North America Food, from 2006 to 2009. In 2004, Mr. Kerin was elected as an executive officer of Aramark Corporation as Senior Vice President and served as President, Aramark Healthcare and Education. Prior thereto, starting in 1995, Mr. Kerin served in a number of management roles within Aramark Corporation. Under his leadership were all of Aramark’s U.S.-based food, hospitality, and facilities businesses including the management of professional services in healthcare institutions, universities, schools, business locations, entertainment and sports venues, correctional facilities, and hospitality venues.
The Board believes that Mr. Kerin’s extensive experience in the service industry makes him particularly valuable in providing guidance to the Company as it continues to build its services businesses. He is considered an “audit committee financial expert” as the term is defined in Item 407(d) of Regulation S-K.
Michael J. Long, 57, director since 2008
Mr. Long was appointed Chief Executive Officer of Arrow in May 2009 and Chairman of the Board effective January 2010. He was appointed President (and currently holds this position) and Chief Operating Officer of Arrow in February 2008. He served as Senior Vice President of the Company from January 2006 to February 2008, and, prior thereto, he served as Vice President of the Company for more than five years. He was appointed President, Arrow Global Components in September 2006. Mr. Long served as President, North America and Asia/Pacific Components from January 2006 until September 2006; President, North America from May 2005 to December 2005; and President and Chief Operating Officer of Arrow Enterprise Computing Solutions from July 1999 to April 2005. Mr. Long also serves as a director of AmerisourceBergen Corporation and is on the Board of Trustees of the Denver Zoo.
As a result of his numerous years in leadership roles at the Company and in the distribution industry, Mr. Long understands the competitive nature of the business and has an in-depth knowledge of the Company, a strong management background, and broad executive experience.
Stephen C. Patrick, 66, director since 2003
Mr. Patrick was Vice Chairman of Colgate-Palmolive Company, a global consumer products company, from January 2011 until his retirement in March 2011. Prior thereto, he served as the Chief Financial Officer of Colgate-Palmolive for approximately 14 years. In his more than 25 years at Colgate-Palmolive, he held positions as Vice President, Corporate Controller, and Vice President of Finance for Colgate Latin America.
Mr. Patrick’s experience and education make him an expert in financial matters. As the Chief Financial Officer of a successful public company, Mr. Patrick was responsible for assuring that all day-to-day financial transactions were accurately recorded, processed, and reported in all public filings. All of this requires a thorough understanding of finance, treasury, and risk management functions. Mr. Patrick is considered an “audit committee financial expert” as the term is defined in Item 407(d) of Regulation S-K. In addition to his extensive financial expertise, Mr. Patrick brings to the Board executive leadership experience as a chief financial officer of a large multinational company.
DIRECTOR RESIGNATION POLICY
The Board adopted a Director Resignation Policy, which provides that any director nominee that receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a letter of resignation to the Board within five days of the certification of the shareholder vote. The Corporate Governance Committee must then consider whether to accept the director’s resignation and make a recommendation to the Board as to acceptance or rejection. The Board will then consider the resignation and, within 90 days following the date of the shareholders’ meeting at which the election occurred, shall publicly disclose its decision. A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation. The Director Resignation Policy can be found at the “Leadership

& Governance” sublink of the Investor Relations link on the Investors section of the Company’s website, www.arrow.com.
THE BOARD AND ITS COMMITTEES
The Board meets in general sessions with the Chairman of the Board presiding, in meetings limited to non-management directors (which are led by the Lead Director), and in various committees. Committee meetings are open to all members of the Board.
Committee memberships and chair assignments are reviewed annually by the Corporate Governance Committee, which makes appointment and chair recommendations to the Board.
The Table below reflects committee memberships for calendar year 2015.

	Audit		Compensation		Corporate Governance
	Jan - May	May - Dec	Jan - May	May - Dec	Jan - May	May - Dec
Barry W. Perry			•	•
Philip K. Asherman	•	•	•	•
Gail E. Hamilton					▲	▲
John N. Hanson			▲	▲
Richard S. Hill			•	•	•	•
M.F. (Fran) Keeth	▲	▲
Andrew C. Kerin	•	•			•	•
Michael J. Long
Stephen C. Patrick	•	•			•	•
▲Chair • Member
Lead Director
In accordance with the Company’s corporate governance guidelines, the Board has determined that Mr. Perry will serve as the Lead Director. The Lead Director chairs Board meetings when the Chairman is not present. He also chairs the sessions of the non-management directors held in connection with each Board meeting. The Lead Director serves as a liaison between the Chairman and the independent non-management directors, and reviews and approves Board agendas and meeting schedules. The Lead Director has the authority to call meetings of the non-management directors.
Chief Executive Officer and Chairman Positions
The Company’s Chief Executive Officer currently serves as Chairman of the Board. In his position as Chief Executive Officer, Mr. Long has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman, he sets the strategic priorities for the Board, presides over its meetings, and communicates its findings and guidance to management. The Board believes that the combination of these two roles is the most appropriate structure for the Company at this time because: (i) this structure provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy; (ii) this structure is important in unifying the Company’s strategy behind a single vision; (iii) the Chief Executive Officer is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks; (iv) this structure has a long-standing history of serving the company's shareholders well through many economic cycles, business challenges, and succession of multiple leaders; (v) the Company’s current corporate governance processes, including those set forth in the various Board committee charters and corporate governance guidelines, preserve and foster independent communication amongst non-management directors as well as independent evaluations of and discussions with the Company’s senior management, including the Company’s Chief Executive Officer; and (vi) the role of the Lead Director, which fosters better communication among non-management directors, fortifies the Company’s corporate governance practices making the separation of the positions of Chairman of the Board and Chief Executive Officer unnecessary at this time.
Committees
Each of the committees of the Board operates under a charter, copies of which are available at the “Leadership & Governance” sublink of the Investor Relations link on the Investors section of the Company’s website, www.arrow.com. As a matter of practice, the Board determined that a director that acts as a Chair for a committee will not serve as a member of any other committee.
The Audit Committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, and internal accounting controls. The Audit Committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent registered public accounting firm. It reviews with the corporate audit department (which reports to the Audit Committee) and management: (i) the scope of the annual corporate audit plan; (ii) the results of the audits carried out by the corporate audit department, including its assessments of the adequacy and effectiveness of disclosure controls and procedures and internal control over financial reporting; and (iii) the sufficiency of the department’s resources. The Board has determined that Mr. Asherman, Mrs. Keeth, Mr. Kerin, and Mr. Patrick are qualified as “audit committee financial experts.”
The Compensation Committee is responsible for developing and reviewing Arrow’s executive compensation philosophy. It implements that philosophy through compensation programs and plans designed to further Arrow’s strategy, drive long-term profitable growth, and increase shareholder value. The Compensation Committee reviews and approves the corporate goals and objectives relevant to executive compensation and, subject to review and ratification by the other non-management members of the Board, reviews and approves the base salary, annual cash incentives, performance and stock-based awards, and retirement and other benefits for the Chief Executive Officer (in executive session) and the Company’s other principal executives. In establishing the foregoing, the Compensation Committee reviews the performance of each of the Named Executive Officers and the Company as a whole.
In 2015, the Compensation Committee directly engaged Pearl Meyer & Partners as a consultant to examine and report exclusively to the Compensation Committee on best practices in the alignment of compensation programs for the Chief Executive Officer and other members of senior management by providing competitive benchmarking data, analyses, and recommendations with regard to plan design and target compensation. Pearl Meyer & Partners does not provide any other services to the Company. These services to the Compensation Committee have not raised any conflicts of interests among the Compensation Committee, the Company, and management.
The Corporate Governance Committee has primary responsibility for developing the corporate governance guidelines for Arrow, for identifying and recommending new candidates for nomination to fill existing or expected director vacancies, and for making recommendations with respect to committee assignments and other governance issues. In addition, the Corporate Governance Committee evaluates each Board Member before recommending him or her to the full Board as nominees for re-election. Annually, the committee reviews and makes recommendations to the Board regarding the compensation of non-employee directors.
The Corporate Governance Committee will consider shareholder recommendations of nominees for membership on the Board as well as those recommended by current directors, Company officers, employees, and others. Such recommendations may be submitted to Arrow’s Secretary, Gregory Tarpinian, at Arrow Electronics, Inc., 9201 East Dry Creek Road, Centennial, CO 80112, who will forward them to the Corporate Governance Committee. Possible candidates suggested by shareholders are evaluated by the Corporate Governance Committee in the same manner as other possible candidates.
The Corporate Governance Committee’s initial review of a potential candidate is typically based on any written materials provided to it. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee. If warranted, the Corporate Governance Committee, the Chairman of the Board and Chief Executive Officer, the Lead Director, and others as appropriate, interview the potential nominees. The Corporate Governance Committee retains the services of a third-party executive recruitment firm to assist its members in the identification and evaluation of potential nominees for the Board.
The Corporate Governance Committee’s expectations as to the specific qualities and skills required for directors including those nominated by shareholders are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the “Leadership & Governance” sublink of the Investor Relations link on the Investors section of the Company’s website, www.arrow.com).
Enterprise Risk Management
The role of the Board is to promote the best interests of the Company and its shareholders by overseeing the management of Arrow’s business, assets, and affairs. Management is responsible for the day-to-day analysis and review of the risks facing the Company, including timely identification of risk and risk controls related to significant business activities, and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide regular briefing and information sessions on the significant risks that the Company faces and how the Company seeks to control those risks when appropriate. In some cases, risk oversight in specific areas is the responsibility of a Board committee, such as the Audit Committee’s oversight of issues related to internal controls over financial reporting and regulatory compliance; the Governance Committee’s oversight of the Board’s succession planning and governance; and the Compensation Committee’s oversight of risks related to compensation programs. Arrow’s Chief Executive Officer has the ultimate management authority for enterprise risk management including responsibility for capability development, risk identification and assessment, and for policies, governance, and strategies and actions to address enterprise risk.
Compensation Risk Analysis
The Company believes that its executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following features of the Company’s executive incentive compensation program illustrate this point:

•	Performance goals and objectives reflect a balanced mix of performance measures to avoid excessive weight on a certain goal or performance measure;

•
Annual and long-term incentives provide a defined range of payout opportunities (ranging from 0% to 200% of target for annual cash incentives for the Named Executive Officers and 0% to 185% for long-term incentives);

•	Total direct compensation levels are heavily weighted on long-term, equity-based incentive awards that vest over a number of years;

•
Equity incentive awards that vest over a number of years are granted annually so executives always have unvested awards that could decrease significantly in value if the business is not managed for the long-term;

•
The Company has implemented meaningful executive stock ownership guidelines so that the component of an executive’s personal wealth that is derived from compensation from the Company is significantly tied to the long-term success of the Company; and

•
The Compensation Committee retains discretion to adjust compensation based on the quality of Company and individual performance and adherence to the Company’s ethics and compliance programs, among other things.

Based on the above combination of program features, the Company believes that: (i) its executives are encouraged to manage the Company in a prudent manner; and (ii) its incentive programs are not designed in a manner that encourages executives to take risks that are inconsistent with the Company’s best interests.
It is the Company’s opinion that its compensation policies and practices for all employees are not likely to create risks that could have a material adverse effect on the Company. The Company delivers, to its entire employee base in the aggregate, most of its compensation in the form of base salary, with smaller portions delivered in the form of cash incentives and long-term incentives. The Company’s cash incentive compensation plans, which represent the primary variable component of compensation, have been designed to drive performance of employees working in management, sales, and sales-related roles. These plans are typically tied to achievement of sales/financial goals that include maximums that prevent “windfall” payouts.
Independence
The Company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent under the guidelines, the Board must determine that the director does not have any direct or indirect material relationships with the Company and that he or she is not involved in any activity or interest that conflicts with or might appear to conflict with his or her fiduciary duties.
To be deemed independent, a director must also meet the independence standards in the New York Stock Exchange listing rules, which the Board has adopted as its standard. The Company has determined that all non-management directors are independent.
The Board has determined that all of its directors and nominees, other than Mr. Long, satisfy both the New York Stock Exchange’s independence requirements and the Company’s guidelines.
As required by the Company’s corporate governance guidelines and the New York Stock Exchange’s listing rules, all members of the Audit, Compensation, and Corporate Governance Committees are independent; non-management directors and all members of the Audit Committee and Compensation Committee also satisfy additional independence requirements.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is a present or former employee of the Company. Additionally, no member of the Compensation Committee had a relationship that requires disclosure of a Compensation Committee interlock.
Meetings and Attendance
Consistent with the Company’s corporate governance guidelines, it is the practice of the Board for all of its non-management directors to meet separately (without Company management present) either prior to or after each regularly scheduled Board meeting, with the Lead Director presiding. In 2015, these non-management director meetings totaled five in number.
During 2015, there were five meetings of the Board, nine meetings of the Audit Committee, four meetings of the Compensation Committee, and four meetings of the Corporate Governance Committee. All of the current directors attended 75% or more of all of the meetings of the Board and the committees on which they served. It is the policy of the Board that all of its members attend the Annual Meeting absent exceptional cause and all members of the Board did so in 2015.
Director Compensation
The independent, non-management members of the Board (that is, all members except Mr. Long) received the following fees in cash, on a pro rata basis:

Annual retainer & fee	$80,000
Annual fee for service as Corporate Governance Committee Chair	$10,000
Annual fee for service as Compensation or Audit Committee Chair	$20,000
In addition to the cash fees, each non-employee director received an annual grant of restricted stock units valued at $150,000, based on the fair market value of Arrow common stock on the date of grant.

Further, the Lead Director received another annual award of restricted stock units valued at $30,000 in recognition of the additional responsibilities associated with such position.
The following Table shows the total dollar value of compensation received by all non-employee directors in or in respect of 2015.

Non-Employee Director Compensation
Name	Fees Earned ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Barry W. Perry (3)	80,000	180,000	—	260,000
Philip K. Asherman (3)	80,000	150,000	—	230,000
Gail E. Hamilton	90,000	150,000	850	240,850
John N. Hanson (4)	100,000	150,000	600	250,600
Richard S. Hill (3)	80,000	150,000	—	230,000
M.F. (Fran) Keeth	100,000	150,000	—	250,000
Andrew C. Kerin (3)	80,000	150,000	—	230,000
Stephen C. Patrick (4)	80,000	150,000	—	230,000

(1)
Amounts shown under the heading “Stock Awards” reflect the grant date fair values of the restricted stock units granted to each director during 2015 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

(2)	Amount shown under the heading “All Other Compensation” reflects spousal travel and expenses to attend Board meetings.

(3)
Messrs. Asherman and Kerin deferred 100% of their retainers in deferred stock units; Mr. Hill deferred 100% of his retainer into the Non-Employee Director Deferred Compensation Plan; and Mr. Perry deferred 50% of his retainer in deferred stock units and 50% of his retainer into the Non-Employee Director Deferred Compensation Plan.

(4)	Messrs. Hanson and Patrick deferred 50% and 25%, respectively, of their retainers in deferred stock units.
Under the terms of the Non-Employee Director Deferred Compensation Plan, non-employee directors may defer the payment of all or a portion of their annual retainers until the end of their service on the Board. Unless a different amount is chosen by the director, 50% of the director’s annual retainer fee is automatically deferred and converted to units of Arrow common stock. Other amounts that are deferred may be invested for the benefit of the director, or should a director so choose, be converted into the stock units. The units held by each director are included under the heading “Common Stock Units” in the Shares of Common Stock Beneficially Owned Table. The amounts deferred by each director for 2015, to the extent there are any, are included under the heading “Fees Earned” on the Non-Employee Director Compensation Table. For deferrals made prior to 2008 and those made during 2009, the deferral will be paid upon termination of Board service. For deferrals during 2008, payments will be made thirty days after the director’s service ends for those 72 years old or older at the time of resignation, and for those less than 72 years old, one year after termination of service on the Board. For deferrals during 2010 through 2014, payment will be made on the one-year anniversary after termination of service. Pursuant to a board resolution in 2013, for restricted stock units awards granted in 2015 and subsequent, each director is given the option to have his or her restricted stock units converted to shares and sold any time beyond one year after grant. Ms. Hamilton and Messrs. Hanson, Hill, and Kerin have selected that option for their 2015 grants.

Stock Ownership by Directors
The Board believes that stock ownership by its directors strengthens their commitment to the long-term future of the Company and further aligns their interests with those of the shareholders generally. As a result, the corporate governance guidelines specifically state that directors are expected over time to own beneficial shares of the Company’s common stock having a value of at least three times their annual retainer fee (including shares owned outright and restricted stock units and common stock units in a deferred compensation account). All directors are in compliance with this requirement.

AUDIT COMMITTEE REPORT
The Audit Committee represents and assists the Board by overseeing the Company’s financial statements and internal controls; the independent registered public accounting firm’s qualifications and independence; and the performance of the Company’s corporate audit function and of its independent registered public accounting firm.
The Audit Committee currently consists of four directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that all four committee members, Mr. Asherman, Mrs. Keeth, Mr. Kerin, and Mr. Patrick, are “audit committee financial experts” as defined by the SEC.
Company management has the primary responsibility for the preparation of the financial statements and for the reporting process, including the establishment and maintenance of Arrow’s system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the Company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly earnings releases, Quarterly Reports on Form 10-Q, and the 2015 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as the independent registered public accounting firm is required to review with the Audit Committee under the standards promulgated by the Public Company Accounting Oversight Board. Also discussed with both management and the Company’s independent registered public accounting firm were the design and efficacy of the Company’s internal control over financial reporting.
In addition, the Audit Committee received from and discussed with representatives of the Company’s independent registered public accounting firm the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence) and considered the compatibility of non-audit services rendered to Arrow with the independence of the Company’s independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee also discussed with the independent registered public accounting firm and Arrow’s corporate audit group the overall scope and plans for their respective audits. The Audit Committee periodically met with the independent registered public accounting firm, with and without management present, to discuss the results of their work, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.
In reliance on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.
M.F. (Fran) Keeth, Chair
Philip K. Asherman
Andrew C. Kerin
Stephen C. Patrick

PRINCIPAL ACCOUNTING FIRM FEES
The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for auditing the annual financial statements and the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and related regulations included in the Annual Report on Form 10-K, the reviews of the quarterly financial statements included in the Quarterly Reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, and consultations on certain accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the Table below.
Also set forth for the last two fiscal years are “Audit-Related” fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax fees relate to assistance in tax return preparation and tax audits, and compliance, in various tax jurisdictions around the world. Other Fees refer to advice, planning, and consulting other than as set forth above. Ernst & Young LLP did not provide any services to the Company related to financial information systems design or implementation, or provide any personal tax work or other services for any of the Company’s executive officers or members of the Board.

	2015	2014
Audit Fees	$7,535,700	$7,186,383
Audit-Related Fees	593,447	318,320
Tax Fees	266,222	455,257
Other Fees	293,649	642,259
Total	$8,689,018	$8,602,219
The amounts in the Table above do not include fees charged by Ernst & Young LLP to Marubun/Arrow, a joint venture between the Company and the Marubun Corporation. Audit fees for Marubun/Arrow totaled $375,310 and $367,000 in 2015 and 2014, respectively.
Consistent with the Audit Committee charter, audit, audit-related, tax, and other services were approved by the Audit Committee, or by a designated member thereof. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
Shareholders are asked to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Arrow expects that representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and that they will be available to answer appropriate inquiries raised at the Annual Meeting. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting.
The Board recommends that the shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board of Directors has decided that the Company will hold an advisory “say-on-pay” vote each year in connection with its Annual Meeting, until the next vote on the frequency of shareholder votes on the compensation of the Named Executive Officers or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the shareholders. The next required advisory vote on the frequency will occur in 2017.
Shareholders have an opportunity to cast an advisory vote on compensation of the Named Executive Officers. This proposal, commonly known as “say-on-pay,” gives shareholders the opportunity to approve, reject, or abstain from voting with respect to the Company's executive compensation programs and policies and the compensation paid to the Named Executive Officers.
The Company is requesting shareholder approval of the compensation of its Named Executive Officers as disclosed in this Proxy Statement. Proposal 3 requires the affirmative vote of a majority of votes cast at the Annual Meeting. For purposes of determining the number of votes cast with respect to this Proposal 3, only those votes cast “FOR” or “AGAINST” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, this is an advisory vote, which means that this proposal is not binding on the Company. The Compensation Committee, however, values the opinions expressed by the Company's shareholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company's Named Executive Officers.
The Company asks that you review in detail the disclosure contained in this Proxy Statement regarding compensation of the Company’s Named Executive Officers (including the Company’s Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany such compensation tables) and indicate your support for the compensation of the Company’s Named Executive Officers that is described in this Proxy Statement.
The Board recommends that the shareholders vote “FOR” the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures).
Based on the foregoing, and as a matter of good corporate governance, the Board is asking shareholders to approve the following advisory resolution at the 2016 Annual Meeting:
“RESOLVED that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes, and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting.”

REPORT OF THE COMPENSATION COMMITTEE
The substantive discussion of the material elements of all of the Company’s executive compensation programs and the determinations by the Compensation Committee with respect to compensation and executive performance for 2015 are contained in the Compensation Discussion and Analysis that follows below. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management representatives responsible for its preparation and the Compensation Committee’s advisors. In reliance on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the definitive Proxy Statement on Schedule 14A for Arrow’s 2016 Annual Meeting for filing with the SEC and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
John N. Hanson, Chair
Philip K. Asherman
Richard S. Hill
Barry W. Perry

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction
The Company’s philosophy regarding executive compensation is to reward its executives for their contribution to the Company’s performance and shareholder value by tying a significant portion of their total compensation directly to the Company’s short- and long-term performance. The elements of the executives’ total compensation are base salary, annual cash incentive awards, long-term incentive awards, and retirement and other employee benefits. The Company has designed a compensation program pursuant to which a substantial percentage of executive pay is variable, subject to increase when Company performance exceeds targeted levels and reduction when Company performance targets are not achieved. The portion of pay tied to performance is consistent with Arrow's executive compensation philosophy and market practices.
Say-On-Pay Feedback from Shareholders
In 2015, the Company's Named Executive Officer compensation program for 2014 was submitted to an advisory vote of the shareholders and it received the support of approximately 91% of the total votes cast at the Annual Meeting. Based on the high level of approval received from shareholders and the Compensation Committee's determination that the Company's existing programs were operating properly, the Company made no significant changes to its executive compensation programs in 2015. While the Compensation Committee had already approved the executive compensation program for 2015 by the time of the say-on-pay vote in May 2015, the Compensation Committee has and will continue to carefully consider any shareholder feedback in its executive compensation decisions. The Company will hold a "say-on-pay" vote annually until the next vote on the frequency of shareholder votes on the compensation of the Named Executive Officers or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of the shareholders.
Pay-for-Performance
A significant portion of the total compensation of the Named Executive Officers is directly linked to Company performance in the form of incentive awards of cash and equity. The Company believes this provides its executives an opportunity to earn above average compensation if the Company delivers superior results. In fiscal 2015, in the aggregate, 79% of the Named Executive Officers’ target compensation was variable and tied to corporate performance, measured by earnings per share (“EPS”), return on invested capital, stock performance, and team goals.

Equity awards. One way the Company links pay and performance is to grant a significant amount of the Named Executive Officers’ compensation in the form of equity awards. In 2015, 57% of the target compensation of the Named Executive Officers was in the form of equity. Each Named Executive Officer receives equity award amounts based on his or her experience, expertise, and performance.
Annual cash incentive awards. The Company also links a significant portion of the Named Executive Officers’ annual cash incentive compensation to Company performance, measured mainly by EPS and, to a lesser extent, achievement of team and individual goals. This provides the Company with the flexibility of using a variable expense structure, which varies cash incentive compensation based on actual performance against annual expectations. In 2015, 70% of the Named Executive Officers' annual cash incentive compensation was tied to EPS.
Compensation Program Highlights
For fiscal 2015, the Company believes its compensation programs delivered payments commensurate with its performance. Below are the highlights of the executive compensation program:

•
Elements of the Compensation Program. The Company has designed its executive compensation program to be largely performance-based. As further described in the section entitled “Elements of Total Compensation,” the Named Executive Officers’ compensation consists primarily of base salary, short-term cash incentive awards, and long-term equity incentive awards.

◦
Base Salary. In fiscal 2015, there were no salary increases provided to Messrs. Long, Reilly, Bryant, Schuck, and Kerins since the Committee believed their salaries were competitively positioned. Ms. Morris received a 3% salary increase to keep her salary competitive and consistent with the Company's compensation philosophy.

◦
Annual Cash Incentive Awards. EPS and team/individual goals are the key metrics for the Named Executive Officers’ annual cash incentive awards. For 2015, the Company's performance with respect to EPS and team/individual goals was 90.4% and 100%, respectively, and therefore resulted in the payment of annual cash incentive awards slightly below target levels for the Named Executive Officers.

◦
Long-Term Incentive Plan (“LTIP”). Long-term incentive compensation continues to make up the majority of compensation for each of the Named Executive Officers and is comprised of equity awards which have value that is closely linked to the Company's EPS growth relative to its peers. In 2015, the Named Executive Officers were awarded long-term incentives in a mixture of 50% performance stock units, 25% restricted stock units, and 25% stock options.

•	Pay and Governance Practices. The Company uses pay practices that are consistent with a pay-for-performance compensation philosophy and follows good governance practices:

◦	The Company does not provide extensive perquisites to executives.

◦
Any benefits accruing as a result of a change in control of the Company (including any equity award acceleration) are double trigger, requiring both a change in control and a qualifying termination of employment. No gross-ups are provided in connection with Section 280G of the Internal Revenue Code.

◦	There are no guaranteed salary increases.

◦
The Company has paid its annual non-equity incentive compensation based on the terms of the incentive plans described in this Compensation Discussion and Analysis, and not solely on a discretionary basis.

◦	The Company analyzes the impact of risk in its compensation program to ensure that it does not encourage excessive risk-taking on the part of the Company's senior executives.

◦	The Company requires its Named Executive Officers to maintain stock ownership levels that are multiples of each executive's base salary (5X for the Chief Executive Officer and 3X for all others).

◦	The Company established an anti-hedging policy that prohibits all executive officers from engaging in transactions that would reduce the economic risk of holding Company securities.

◦
The Supplemental Executive Retirement Program (“SERP”) covers a very limited number of executives and the formula used to calculate benefits is consistent with market practices. The Company believes that the SERP serves to strengthen the retention features of the executive compensation program.

Overview and Philosophy
As a large global provider of technology solutions operating in a highly competitive market, the Company views its people as critical assets and key drivers of its success. The Company’s executive compensation program, under the direction of the Compensation Committee, is designed to motivate, attract, and retain talented executives who are capable of successfully leading the Company’s complex global operations and creating long-term shareholder value. The program is structured to support Arrow’s strategic goals and reinforce high performance with a clear emphasis on accountability and performance-based pay for achievement of stated goals. Following is a detailed discussion of the Company’s executive compensation program and how it is applied to the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement.
Executive Compensation Objectives
Arrow’s executive compensation program is designed to:

•	Drive performance in support of the business strategy;

•	Attract and retain strong talent;

•	Vary pay based on Company and individual performance; and

•	Align the interests of executives with those of long-term shareholders.
The use of compensation to drive and reward performance is reflected in Arrow’s emphasis on performance-based compensation, while the importance of alignment with shareholder interests in long-term value creation is reflected in the equity-based components of the total compensation mix. Arrow’s pay-for-performance focus is evident in the substantially greater weight given to performance-based compensation versus fixed compensation consistent with market practices.
Total Compensation Process
The Compensation Committee reviews the target total compensation of the Named Executive Officers, including base salaries, target annual cash incentives, target long-term incentives, severance arrangements, and all other benefits and perquisites, to ensure that all of its elements are appropriate based on historical practices, market conditions, competitive benchmarking data, and the furtherance of the Company’s strategic objectives. The Compensation Committee also reviews the historical detail of each executive’s prior year compensation and performance.
The Compensation Committee considers performance reviews prepared by the Chief Executive Officer for his direct reports and conducts its own performance review of the Chief Executive Officer. The Compensation Committee reviews the Company’s performance on the metrics relevant to the execution of its strategy and evaluates the Chief Executive Officer’s performance in light of that execution. For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee’s review includes input provided to the Compensation Committee by the Chief Executive Officer. All decisions regarding Named Executive Officer compensation are ultimately made by the Compensation Committee (subject to ratification by the Board in the case of the Chief Executive Officer's compensation).
Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, the General Counsel, the Senior Vice President of Global Human Resources, and the Chief Financial Officer. Each of the management attendees provides the Compensation Committee with his or her specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management are present during the Compensation Committee’s deliberations regarding their compensation, but the Company's independent compensation consultant, Pearl Meyer & Partners, participates in those discussions.
Additionally, Pearl Meyer & Partners provides the Compensation Committee with competitive data regarding market compensation levels at the 25th, 50th, and 75th percentiles for total compensation and for each major element of compensation. The Compensation Committee also considers the compensation of other Company executives, levels of responsibility, prior experience, breadth of knowledge, and job performance in reviewing target total compensation levels.
Competitive Benchmarking and Use of Consultants
The Compensation Committee has selected and engaged Pearl Meyer & Partners as its independent compensation consultant to provide the Compensation Committee with expertise on various compensation matters, including competitive practices, market trends, and specific program design. Pearl Meyer & Partners reports directly to the Compensation Committee and does not provide any other services to the Company or its management. The Compensation Committee annually assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and New York Stock Exchange listing standards. Pearl Meyer & Partners’ services to the Compensation Committee have not raised any conflicts of interests between the Compensation Committee, the Company, and management.
To ensure that executive compensation plans and levels are appropriate and competitive, the Compensation Committee reviews analyses on peer company practices at various times throughout the year. Information on total compensation levels is considered in the context of peer performance analyses in order to effectively link compensation to absolute and relative performance. Through this process, and with input from its independent compensation consultants and management, the Compensation Committee determines appropriate benchmarking targets each year. The Compensation Committee has concluded that generally targeting total direct compensation (the sum of base salary, annual cash incentives, and long-term incentives) at the market 50th percentile is appropriate. For the purpose of Arrow’s annual competitive benchmarking study, Pearl Meyer & Partners reviewed compensation data of the Peer Group (as defined below) as well as general industry survey data published by third parties. General industry survey data served as a broader reference point for specific business units where the breadth and relevance of Peer Group data was not as comprehensive as desired.
The Compensation Committee evaluates the appropriateness of each Named Executive Officer’s compensation as positioned against the market 50th percentile based on factors that include Company and business unit performance, job scope, individual performance, and other relevant factors. To the extent the Compensation Committee deems that the compensation level associated with a Named Executive Officer’s position versus the market is not aligned with the relevant factors, the Compensation Committee may choose to modify one or more of the Named Executive Officers' compensation components.
The Compensation Committee, with input from its independent compensation consultant, annually reviews and approves the peer companies used for benchmarking to ensure they continue to meet the Company's objectives. For 2015, the Compensation Committee reviewed analyses of compensation paid by companies in the Company’s peer group from a benchmark study prepared by Pearl Meyer & Partners. At the Compensation Committee’s request, Pearl Meyer & Partners conducted a comprehensive review of the peer group used in 2014, and no changes were made.
The peer group companies reflect a combination of direct and broader industry peers. The companies used for 2015 compensation benchmarking consisted of the following (“Peer Group”):

●	Anixter International Inc.	●	Ingram Micro Inc.
●	Avnet, Inc.	●	Jabil Circuit, Inc.
●	Celestica Inc.	●	Tech Data Corporation
●	Flextronics International Ltd.	●	WESCO International, Inc.

The Compensation Committee also reviews other benchmarking data from time to time. This data can cover a variety of areas such as equity vesting practices, the prevalence of performance metrics among peer companies, types of equity vehicles used by peer companies, severance practices, equity burn rates, and any other market data the Compensation Committee believes it needs to consider when evaluating the Company’s executive compensation program.
Elements of Total Compensation
The following summarizes the compensation elements used to reward, motivate, and retain Arrow’s executives.
Base Salary
To attract the necessary executive talent and maintain a stable executive team, the Compensation Committee generally targets executive officer base salaries for seasoned executives at approximately the 50th percentile paid for comparable jobs at similar companies. The 50th percentile includes data from Arrow’s Peer Group and from compensation surveys used to develop competitive pay data. Decisions regarding base salaries are made annually based on a number of factors, including:

•	Individual performance;

•	Company or business unit performance;

•	Job responsibilities;

•	Relevant benchmarking data; and

•	Internal budget guidelines.
For Named Executive Officers other than the Chief Executive Officer, the Compensation Committee, in consultation with its independent compensation consultant, reviews the base salary recommendations provided by the Chief Executive Officer. The Compensation Committee then makes a final determination of base salaries for the Named Executive Officers. Subject to ratification by the Board, the Chief Executive Officer’s base salary is determined by the Compensation Committee in executive session based on its evaluation of his individual performance, the Company’s performance, and relevant benchmarking data.
The Compensation Committee met in December 2014 to conduct its annual review of base salaries for Arrow’s Named Executive Officers. The Compensation Committee awarded a 3% base salary increase to Ms. Morris for 2015. The increase for Ms. Morris was intended to keep her salary competitive and consistent with the Company's compensation philosophy.
Performance-Based Compensation
Annual performance-based cash incentives and equity-based long-term incentives play a significant role in the executives’ overall compensation at Arrow. They are essential to linking pay to performance, aligning compensation with organizational strategies and financial goals, and rewarding executives for the creation of shareholder value. All of the Named Executive Officers participate in each of the programs discussed below.
The following chart reflects the weighted average distribution of the elements of the Named Executive Officers’ target compensation as a group, based on grant date values. The chart shows that, excluding the value of the SERP, 79% of the Company’s Named Executive Officers’ target compensation was performance-based, including 57% delivered in the form of Arrow equity. Tying pay to the Company’s performance reflects the Compensation Committee’s emphasis on “at-risk” compensation and accountability in support of the Company’s strategic goals. The Compensation Committee has weighted the pay components to establish a total compensation package that effectively motivates the Company’s leaders to drive superior performance in a manner that benefits the interests of shareholders but does not encourage excessive risk taking. Each form of performance-based compensation is discussed below.

Annual Cash Incentives
Arrow’s annual cash incentives are designed to reward individuals for performance against pre-established targets that are set by the Compensation Committee at the beginning of the year. Each of the Company’s Named Executive Officers is assigned an annual cash incentive target. Annual cash incentive targets are established based on market compensation analysis within the context of targeting total direct compensation at the 50th percentile, provided that the annual incentive levels may be higher or lower than the 50th percentile based upon a number of factors, such as company and individual performance.
In order to provide consistency among management levels, the annual cash incentive for each of the Named Executive Officers follows the structure of the Company’s Management Incentive Compensation Plan (“MICP”). The MICP is based on a combination of financial and non-financial goals, which are weighted 70% and 30%, respectively, for the Named Executive Officers. Of the 70% financial component, the Named Executive Officers will earn 0% of this portion if performance falls below the pre-established threshold and can earn up to 200% of this portion for performance at or above the maximum levels. For 2015, the financial component was comprised of one performance metric, EPS, as defined when establishing the annual metric targets, for all Named Executive Officers. The Compensation Committee selected EPS to reinforce the Company’s overall profit objectives, based on the rationale that EPS is a primary driver of shareholder value.
The Named Executive Officers can also earn between 0% and 200% of the 30% non-financial component of the MICP based on the Compensation Committee’s evaluation of each individual’s performance against his or her pre-established non-financial goals. The non-financial goals may be strategic or tactical, but all are designed to be specific and measurable and to further the objectives of the Company. For 2015, the non-financial component of the MICP was based on team performance goals.
The 2015 annual cash incentive metrics and results against those metrics for the Named Executive Officers are set forth in the following Table:

ANNUAL CASH INCENTIVE AWARDS
Performance Metric	Performance Range	Achievement Percentage	Weighting	Weighted Achievement %
Arrow Earnings Per Share	$4.44-$7.40**	90.4%	70%	63.3%
Team Performance Goals	0%-200%	100.0%	30%	30.0%
Total	—	—	100%	93.3%

** Achievement of each performance metric at the midpoint of the performance range would result in a payout of 100% of the target opportunity for such metric and all other payments are interpolated based on the applicable performance range. For example, with respect to the EPS metric, if EPS equals $5.92, the resulting payout would be 100% of the target opportunity. Achievement below $4.44 or above $7.40 would result in payouts of 0% or 200% of the target opportunity, respectively, on that performance metric.

For Mr. Long, the Compensation Committee applied the same basic methodology described above, including the same 70% financial component based on the above EPS performance range, and as stated in the Table above he attained 90.4% achievement on his financial goal.  The Compensation Committee tied the 30% non-financial component for Mr. Long's annual cash incentive to individual contributions made relative to the Company's strategic business imperatives. Based on the Compensation Committee's assessment of Mr. Long's successful performance on his non-financial objectives, it awarded him 100% on his other individual performance and team goals.  This resulted in a total weighted achievement percentage of 93.3% for Mr. Long and an annual cash incentive of $1,600,000.  The performance goal details under the requirements of Section 162(m) of the Internal Revenue Code are discussed under the heading “Tax and Accounting Considerations.”

Long-Term Incentives
The Company’s LTIP is consistent with current and best practices and designed to promote a balanced focus on driving performance, retaining talent, and aligning the interests of the Company’s executives (including the Named Executive Officers) with those of its shareholders. Under the LTIP structure described below, awards are expressed in dollars and normally granted annually. The program includes a mix of performance stock units, restricted stock units, and stock options. The following is an overview of the long-term incentive program components.

LONG-TERM INCENTIVE PLAN STRUCTURE FOR 2015 GRANTS
Equity-Based Long-Term Instrument	Target Weighting as a % of Long-Term Award	Purpose	Award Terms
Performance Stock Units (“PSUs”)	50%
Rewards for three-year EPS growth relative to eight Arrow peer companies (weighted at 60%), as adjusted for Arrow’s three-year return on invested capital in excess of weighted average cost of capital (weighted at 40%)

Aligns long-term interests with those of shareholders

Further supports pay for performance — awards earned are directly related to relative performance

The number of PSUs earned (from 0% to 185% of target number of PSUs granted) is based on the Company’s performance over a three-year period

Vesting is contingent upon the Company achieving 2015 net income, as adjusted, greater than zero

PSUs are paid out in shares of Arrow stock at the end of the three-year vesting term

Restricted Stock Units (“RSUs”)	25%	Aligns long-term interests with those of shareholders Award value is directly related to the performance of the Company’s stock Aids in the retention of the Named Executive Officers
Generally vests in four equal annual installments beginning on first anniversary of grant. Vesting is contingent upon the Company achieving 2015 net income, as adjusted, greater than zero

RSU’s are paid out in shares of Arrow stock when vested

Stock Options	25%	Rewards for stock price appreciation	Vests in four equal annual installments beginning on first anniversary of grant Exercise price is equal to 100% of closing price on grant date Options expire ten years from grant date

The Compensation Committee makes LTIP award decisions for executives based on input from the Chief Executive Officer (other than for himself), prior grant history, the Compensation Committee’s own assessment of each executive’s contribution, potential contribution, performance during the prior year, peer compensation benchmarking analysis, and the long-term incentive award practices of the Peer Group discussed above. The target LTIP award level is set at approximately the 50th percentile of the benchmark data gathered and adjusted by the Compensation Committee's assessment of each executive based on the elements described above.
The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of the factors discussed above to determine his annual long-term incentive award. That award and those for the other Named Executive Officers for 2015 are set forth below. For more detail, including the expense to the Company associated with each grant, see the Grants of Plan-Based Awards Table.
It is the practice of the Compensation Committee to make annual equity grants at the first regularly scheduled Board meeting of the calendar year. Hiring and promotion grants are made at the next regularly scheduled meeting of the Board that follows such an event, and in instances where retention awards or other ad-hoc awards are advisable, grants are made at the appropriate meeting. All stock option grants are made with exercise prices equal to the value of the Company stock on the grant date to ensure participants derive value only as shareholders realize corresponding gains over an extended time period. None of the options granted by the Company, as discussed throughout this Proxy Statement, have been repriced, replaced, or modified in any way since the time of the original grant. The Company’s burn rate of 1.28% of weighted average basic common shares outstanding reflects its prudent management of equity shares used under its LTIP.
2015 LTIP Awards. The 2015 long-term incentive awards for the Named Executive Officers were granted on February 17, 2015 and are listed in the following Table.

LTIP AWARDS
	Performance Stock Units Awarded	Restricted Stock Units Awarded	Stock Options Awarded
Michael J. Long	42,250	21,125	68,734
Paul J. Reilly	12,876	6,438	20,948
Andrew S. Bryant	9,657	4,829	15,711
Mary Catherine Morris	7,243	3,621	11,783
Eric Schuck	8,048	4,024	13,092
Sean J. Kerins	7,243	3,621	11,783

Performance Stock Units (PSUs). The 2015 PSU awards, representing 50% of the total LTIP award value, are tied to Arrow’s three-year EPS growth as compared to the EPS growth of Arrow’s Peer Group and Arrow’s three-year average return on invested capital (“ROIC”) in excess of its three-year weighted average cost of capital (“WACC”). The Compensation Committee chose EPS and ROIC as performance metrics in order to reward participants for successfully balancing profit maximization and the efficient use of capital, both key drivers in creating shareholder value. This is similar to the calculation used for grants issued 2010 through 2013. However, for 2014 and 2015, the Compensation Committee decided that the EPS variable would be weighted at 60%, and the ROIC/WACC variable at 40%. Those weightings are reflected in the matrix below. Provided the Company achieves a net income, as adjusted, of greater than zero, participants may earn up to 185% of their targeted PSUs based on the matrix below, subject to the individual’s continued employment through the applicable vesting date and any rights provided under the Severance Policy and Participation Agreements.

POTENTIAL PSU PAYOUT FOR 2014 AND 2015 GRANTS
3-Year ROIC-WACC (40%)	PAYOUT AS % OF TARGET
3.0% or more	80%	95%	116%	134%	140%	146%	155%	170%	185%
2.5%	67%	82%	103%	121%	127%	133%	142%	157%	172%
2.0%	53%	68%	89%	107%	113%	119%	128%	143%	158%
1.5%	40%	55%	76%	94%	100%	106%	115%	130%	145%
1.0%	33%	48%	69%	87%	93%	99%	108%	123%	138%
0.5%	27%	42%	63%	81%	87%	93%	102%	117%	132%
Greater than 0.0%	20%	35%	56%	74%	80%	86%	95%	110%	125%
0.0% or less	0%	15%	36%	54%	60%	66%	75%	90%	105%

	9	8	7	6	5	4	3	2	1
	3-Year EPS % Change Ranking vs. Peer Companies (60%)
	Payout interpolated between levels

The 2013-2015 PSU awards, which vested in February 2016, were tied to Arrow's three-year EPS growth as compared to the EPS growth of Arrow's Peer Group and adjusted for Arrow's three-year average ROIC in excess of its three-year WACC.

ACTUAL PSU PAYOUT FOR 2013 GRANT
3-Year ROIC-WACC	2013 PAYOUT AS % OF TARGET
3.0% or more	0%	35%	75%	105%	115%	125%	135%	155%	175%
2.0% to 2.9%	0%	30%	70%	100%	110%	120%	130%	150%	170%
0.6% to 1.9%	0%	25%	65%	95%	105%	115%	125%	145%	165%
0.5% to -0.5%	0%	0%	60%	90%	100%	110%	120%	140%	160%
-0.6% to -1.9%	0%	0%	55%	85%	95%	105%	115%	135%	155%
-2.0% to -2.9%	0%	0%	50%	80%	90%	100%	110%	130%	150%
-3.0% or less	0%	0%	45%	75%	85%	95%	105%	125%	145%

	9	8	7	6	5	4	3	2	1
	3-Year EPS % Change Ranking vs. Peer Companies

For the PSUs granted in 2013, the performance period was completed at the end of calendar year 2015, with the payout level approved by the Compensation Committee in February 2016 based on the three-year (2013-2015) results. The Company determined that its EPS growth was ranked first among the reporting peer companies. The Company's average ROIC exceeded its WACC by greater than 3.0% during the same period. Based on these results, the Compensation Committee approved the PSUs granted in 2013 to vest in February 2016 at 175% of the target levels.
Restricted Stock Units (RSUs). Grants of RSUs represent 25% of the LTIP value for the Named Executive Officers and generally vest in 25% increments on each of the first four anniversaries of the date of grant contingent upon the Company achieving net income, as adjusted, greater than zero and subject to the individual’s continued employment through the applicable vesting date. RSUs are intended to provide the Named Executive Officers with the economic equivalent of a direct ownership interest in the Company during the vesting period and provide the Company with significant retention security regardless of post-grant share price volatility.
Stock Options. Stock option grants also represent 25% of the LTIP value and vest in 25% increments on each of the first four anniversaries of the date of grant, subject to the individual’s continued employment through the applicable vesting date. The Company grants stock options to provide the Named Executive Officers with a strong incentive to drive long-term stock appreciation for the benefit of the Company’s shareholders. Each stock option allows the holder to acquire shares of the Company at a fixed exercise price (Arrow's closing share price on grant date) over a ten-year term, providing value only to the extent that the Company’s share price appreciates during that period.
Retirement Programs and Other Benefits
In keeping with its total compensation philosophy and in light of the need to provide a total compensation and benefit package that is competitive within the industry, the Compensation Committee believes that the retirement and other benefit programs discussed below are critical elements of the compensation package made available to the Company’s Named Executive Officers.
Qualified Plans
The Named Executive Officers participate in the 401(k) Plan, which is available to all of Arrow's U.S. employees. Company contributions to the 401(k) Plan on behalf of the Named Executive Officers are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the heading “401(k) Company Contribution” on the All Other Compensation — Detail Table. The Company considers annually a discretionary contribution to the 401(k) Plan, subject to Compensation Committee approval.
Supplemental Executive Retirement Plan
The Company maintains the Arrow Electronics, Inc. SERP, a non-qualified, unfunded retirement plan in which, as of December 31, 2015, all then-current Named Executive Named Officers participated, the details of which are discussed under the heading “SERP” immediately preceding the Pension Benefits Table.
Management Insurance Program
All of the Named Executive Officers participate in Arrow’s Management Insurance Program. In the event of the death of the executive, the Company provides a death benefit (after tax) to the executive’s named beneficiary equal to four times the executive’s annual target cash compensation. The benefit generally ends upon separation from service, but is extended until the first day of the seventh month following separation from service in the event the participating executive's actual commencement of benefit payments under the SERP will be delayed pursuant to Section 409A of the Internal Revenue Code.

Severance Policy and Change of Control Agreements
The Company has a common policy for severance (the "Severance Policy") and a change in control agreement (the "Change in Control Retention Agreement") for its executives. The Severance Policy, corresponding Participant Agreements, and Change in Control Retention Agreements are described in detail in the section entitled “Agreements and Potential Payments upon Termination or Change in Control.”

Stock Ownership Requirements
The Compensation Committee recognizes the importance of equity ownership by delivering a significant portion of the Named Executive Officers' total compensation in the form of equity. To further align the interests of the Company’s executives with those of shareholders, the Company requires its Named Executive Officers to hold specified amounts of Arrow stock. The Named Executive Officers are required to hold Arrow equity valued at a multiple of three times their base salaries, except the Chief Executive Officer, who must hold five times his base salary. Until specified levels of ownership are achieved, the Named Executive Officers are required to retain an amount equal to 50% of the net shares acquired through vesting of restricted shares/units, performance shares/units, and shares received as a result of the exercise of stock options.
Shares that count toward satisfaction of the stock ownership requirements include:

•	Shares owned directly and indirectly;

•	Shares owned on behalf of the executive under the 401(k) Plan;

•	Performance shares/units (after any performance conditions have been satisfied);

•	Unvested restricted shares/units (after any performance conditions have been satisfied); and

•	The “in-the-money” value of vested stock options.
Anti-Hedging Policy
The Compensation Committee has adopted an anti-hedging policy. This policy provides that our directors, executive officers, and certain other employees may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities. The policy prohibits them from engaging in short-term trading, buying or selling put or call options, short sales, or entering into hedging transactions, on the open market with respect to their ownership of Company securities. The policy is reviewed and, if needed, updated by the Compensation Committee each year. The Company’s General Counsel, in certain limited circumstances, may approve in advance specific transactions which would otherwise be prohibited by the policy. A copy of the policy is available at the “Leadership & Governance” sublink of the Investor Relations link on the Investors section of the Company’s website, www.arrow.com.

Tax and Accounting Considerations
A variety of tax and accounting considerations influence the Compensation Committee’s development and implementation of the Company’s compensation and benefit plans. Among them are Section 162(m) of the Internal Revenue Code, which limits to $1 million the amount of non-performance-based compensation that Arrow may deduct in any calendar year for its Chief Executive Officer and Named Executive Officers other than the Chief Financial Officer. Compensation that meets the regulatory definition of “performance-based” is not subject to this limit.
The Company’s incentive awards described above that were awarded to the Named Executive Officers are generally designed to meet these requirements so that Arrow can continue to deduct the related expenses. As required, shareholders have approved the basis for performance goals for awards made to Named Executive Officers, and such performance goals are subject to an advisory vote as part of Proposal 3 above.

•
The annual cash incentive plan included a maximum award based on a formula approved by the Compensation Committee to comply with the requirements of Section 162(m) of the Internal Revenue Code. The formula is based on a net income above a pre-established target level and sales divided by net working capital. Once this maximum annual cash incentive amount is determined, the Compensation Committee may exercise negative discretion to reduce the amounts to be paid to Named Executive Officers otherwise determined pursuant to the methodology described above.

•
PSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company achieve an annual net income, as adjusted, greater than zero, in which case an award of up to 185% may be approved by the Compensation Committee. The Committee may then exercise negative discretion to reduce the amount of the award. In so doing, the Committee considers the Company's three-year EPS growth as compared to the EPS growth of Arrow’s Peer Group and Arrow’s three-year ROIC in excess of its three-year WACC.

•
RSUs awarded to the Named Executive Officers were subject to performance criteria that required that the Company achieve an annual net income, as adjusted, greater than zero (in the grant year) or the award would be canceled.

•
Stock Options awarded to the Named Executive Officers were granted with an exercise price equal to the closing market price of the Company's common stock on the grant date, such that all value realized by the Named Executive Officers upon exercise would be based on share appreciation following the date of grant.

The Compensation Committee’s policy, in general, is to maximize the tax deductibility of compensation paid to executive officers under Section 162(m) of the Internal Revenue Code. The Compensation Committee recognizes, however, that in order to effectively support corporate goals, not all amounts may qualify for deductibility. All compensation decisions for executive officers are made with full consideration of the implications of Section 162(m) of the Internal Revenue Code.
As discussed below in the section entitled "Agreements and Potential Payments upon Termination or Change in Control," the Company's relevant agreements and policies contain provisions as appropriate in order to avoid penalties to executives under Section 409A of the Internal Revenue Code. The Company provides no tax gross-ups in connection with Sections 280G and 4999 of the Internal Revenue Code in the event of a change in control of the Company.
Compensation Practices and Risk
At the Compensation Committee’s request, in 2015, Pearl Meyer & Partners conducted an assessment of risks associated with the Company’s annual cash incentive and long-term equity incentive programs, the results of which were discussed by the Compensation Committee in its meeting in May 2015. The Compensation Committee concluded that the overall design of the Company’s compensation programs maintained an appropriate level of risk. Pearl Meyer & Partners did not suggest any plan design changes to further mitigate risk exposure.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following Table provides certain summary information concerning the compensation of the Named Executive Officers for 2015, 2014, and 2013.

Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Stock Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Change in Pension Value & NQDC Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael J. Long Chief Executive Officer	2015	1,150,000	—	3,937,489	1,312,496	1,600,000	2,432,164	28,455	10,460,604
	2014	1,150,000	—	3,749,949	1,250,014	1,830,900	3,377,635	48,764	11,407,262
	2013	1,010,200	—	4,099,976	1,200,011	1,380,990	2,090,970	47,610	9,829,757
Paul J. Reilly Executive Vice President, Finance & Operations & Chief Financial Officer	2015	700,000	—	1,199,979	400,008	629,640	800,183	15,141	3,744,951
	2014	700,000	—	1,199,984	400,001	726,975	1,585,427	33,122	4,645,509
	2013	685,200	—	1,200,003	400,009	717,053	1,242,133	26,850	4,271,248
Andrew S. Bryant Senior Vice President & Chief Operating Officer, Arrow Global Components and Global Enterprise Computing Solutions	2015	600,000	—	900,015	300,006	559,680	546,622	11,821	2,918,144
	2014	559,526	—	825,017	275,016	507,102	691,456	35,031	2,893,148
	2013	510,200	—	787,521	262,515	467,412	438,598	28,684	2,494,930
Mary Catherine Morris Senior Vice President & Chief Strategy Officer	2015	475,000	—	674,980	225,000	326,480	389,271	17,594	2,108,325
Eric Schuck President, Arrow Global Components[6]	2015	458,333	—	750,033	249,996	286,527	6,133	202,669	1,953,691
	2014	500,000	—	1,250,002	250,011	430,800	30,941	69,258	2,531,012
Sean J. Kerins President, Arrow Global Enterprise Computing Solutions	2015	500,000	—	674,980	225,000	373,120	113,039	14,760	1,900,899
	2014	481,511	—	931,255	143,764	358,487	—	17,763	1,932,780

(1)
Amounts shown under the heading “Stock Awards” reflect the grant date fair values of such awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For stock awards that are subject to performance conditions, such awards are computed based upon the probable outcome of the performance conditions as of the grant date. Assuming the maximum performance is achieved for stock awards that are subject to performance conditions, amounts shown under this heading for Messrs. Long, Reilly, Bryant, Schuck, Kerins, and Ms. Morris would be $6,168,732, $1,879,967, $1,410,006, $1,175,052, $1,057,487 and $1,057,487, respectively, for 2015; for Messrs. Long, Reilly, Bryant, Schuck, and Kerins $5,874,904, $1,879,942, $1,292,495, $1,674,964, and $1,156,354, respectively, for 2014; and for Messrs. Long, Reilly, and Bryant $5,899,951, $1,799,995, and $1,181,260, respectively, for 2013. For 2013, Mr. Long's stock awards includes a one-time retention grant valued at $500,000 (12,031 Restricted Stock Units) that vests in its entirety three years from the grant date and is forfeited if Mr. Long retires or resigns prior to such vesting date. For 2014, Mr. Kerins' stock award includes a one-time promotional grant of Restricted Stock Units valued at $500,000 (8,478 Restricted Stock Units) that vests in its entirety four years from the grant date and is forfeited if Mr. Kerins resigns prior to such vesting date.

(2)
Amounts shown under the heading “Stock Option Awards” reflect the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model based on assumptions set forth in Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The amounts shown under “Non-Equity Incentive Compensation” are the actual amounts paid for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards.

(4)
The amounts shown under the heading “Change in Pension Value & NQDC Earnings” reflect the year-to-year change in the present value of each Named Executive Officer's actuarially determined accumulated pension plan benefit as discussed below under the heading “SERP.” For Mr. Schuck, the balance shown includes earnings on his deferred compensation account.

(5)	See the All Other Compensation — Detail Table below.

(6)	Mr. Schuck's last day of employment with the Company was November 30, 2015.
All Other Compensation — Detail
This Table sets forth each of the elements comprising each Named Executive Officer’s 2015 “All Other Compensation” from the Summary Compensation Table, above.

All Other Compensation
Name	Other ($)(1)	401(k) Company Contribution ($)(2)	Total ($)
Michael J. Long	16,605	11,850	28,455
Paul J. Reilly	3,291	11,850	15,141
Andrew S. Bryant	1,921	9,900	11,821
Mary Catherine Morris	5,744	11,850	17,594
Eric Schuck	190,819	11,850	202,669
Sean J. Kerins	2,910	11,850	14,760

(1)     For Mr. Long, "Other" includes $14,684 for personal use of the corporate jet, $1,038 for the taxable portion of a company vacation, and $850 for spousal participation in board meeting events. For Mr. Schuck, “Other” includes a tax equalization payment of $71,015, severance payments in the amount of $65,843, a vacation accrual payment of $38,462, an international tax gross-up of $9,929 related to his time in Germany, a benefits continuation payment of $1,108, and a reimbursement for tax penalties and interest in the amount of $1,033.
(2) Includes a discretionary contribution to the 401(k) Plan of $3,900 per Executive.

Certain of the Named Executive Officers have been accompanied by family members during business travel on aircraft (of which the Company owns fractional shares) at no incremental cost to the Company.

Grants of Plan-Based Awards
The following Table provides information regarding the 2015 annual cash incentives and awards of performance share units, restricted stock units and stock options in 2015.

Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Long	2015	425,000	1,700,000	3,400,000	—	—	—	—	—	—	—
	2/17/2015	—	—	—	6,338	42,250	78,163	—	—	62.13	2,624,993
	2/17/2015	—	—	—	—	—	—	21,125	—	62.13	1,312,496
	2/17/2015	—	—	—	—	—	—	—	68,734	62.13	1,312,496
Paul J. Reilly	2015	168,750	675,000	1,350,000	—	—	—	—	—	—	—
	2/17/2015	—	—	—	1,931	12,876	23,821	—	—	62.13	799,986
	2/17/2015	—	—	—	—	—	—	6,438	—	62.13	399,993
	2/17/2015	—	—	—	—	—	—	—	20,948	62.13	400,008
Andrew S. Bryant	2015	150,000	600,000	1,200,000	—	—	—	—	—	—	—
	2/17/2015	—	—	—	1,449	9,657	17,865	—	—	62.13	599,989
	2/17/2015	—	—	—	—	—	—	4,829	—	62.13	300,026
	2/17/2015	—	—	—	—	—	—	—	15,711	62.13	300,006
Mary Catherine Morris	2015	87,500	350,000	700,000	—	—	—	—	—	—	—
	2/17/2015	—	—	—	1,086	7,243	13,400	—	—	62.13	450,008
	2/17/2015	—	—	—	—	—	—	3,621	—	62.13	224,973
	2/17/2015	—	—	—	—	—	—	—	11,783	62.13	225,000
Eric Schuck	2015	112,500	450,000	900,000	—	—	—	—	—	—	—
	2/17/2015	—	—	—	1,207	8,048	14,889	—	—	62.13	500,022
	2/17/2015	—	—	—	—	—	—	4,024	—	62.13	250,011
	2/17/2015	—	—	—	—	—	—	—	13,092	62.13	249,996
Sean J. Kerins	2015	100,000	400,000	800,000	—	—	—	—	—	—	—
	2/17/2015	—	—	—	1,086	7,243	13,400	—	—	62.13	450,008
	2/17/2015	—	—	—	—	—	—	3,621	—	62.13	224,973
	2/17/2015	—	—	—	—	—	—	—	11,783	62.13	225,000

(1)
These columns indicate the potential payout for both the financial and non-financial goals related to the Named Executive Officer’s MICP awards. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount. The actual amounts paid to each of the Named Executive Officers under this plan for each year are included under the heading “Non-Equity Incentive Compensation” on the Summary Compensation Table.

(2)
These columns indicate the potential number of units which will be earned based upon each of the Named Executive Officer’s PSU awards granted in 2015. Assuming a payout of greater than zero units, the threshold unit payout begins at 15% of the target number of units up to a maximum payout of 185% of the target number of units. The grant amount is equal to the Target.

(3)	This column reflects the number of restricted stock units granted in 2015.

(4)	This column and the one that follows reflect the number of stock options granted in 2015 and their exercise price.

(5)
Grant date fair values for restricted stock and performance units reflect the number of shares awarded (at target for the performance units) multiplied by the grant date closing market price of Arrow common stock. Grant date fair values for stock option awards are calculated using the Black-Scholes option pricing model based on assumptions set forth in Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Table shows: (i) the number of outstanding stock option awards that are vested and unvested as of December 31, 2015; (ii) the exercise price and expiration date of these options; (iii) the aggregate number and value as of December 31, 2015 of all unvested restricted stock or units; and (iv) the aggregate number and value as of December 31, 2015 of all performance shares or units granted under a performance plan whose performance period has not yet been completed.
The values ascribed to the awards in the Table below may or may not be realized by their recipients, depending on share prices at the time of vesting or exercise and the achievement of the metrics upon which the performance awards depend. Each amount in this Table is based on the closing market price of the Company’s common stock on December 31, 2015, which was $54.18. For each Named Executive Officer, the fair value of stock awards and stock option awards at the date of grant, based upon the probable outcome of performance conditions, if applicable, is included in the Summary Compensation Table above. For additional information regarding the impact of a change in control of the Company on equity awards, see the section below entitled “Non-Qualified Stock Option, Restricted Stock Unit, and Performance Stock Unit Award Agreements.”

Outstanding Equity Awards at Fiscal Year-End
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Vesting Dates (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Michael J. Long	52,632	—	38.69	2/24/2021	—	—	—	—	—	—
	46,818	15,606	40.15	2/19/2022	2/21/2012	5,916	320,529	—	2/21/16	—
	37,905	37,904	41.56	2/17/2023	2/19/2013	14,436	782,142	—	(a)	—
	15,310	45,928	56.71	2/17/2024	2/18/2014	16,531	895,650	—	(b)	—
	—	68,734	62.13	2/16/2025	2/17/2015	21,125	1,144,553	—	(c)	—
	—	—	—	—	2/19/2013	12,031	651,840	—	2/19/2016	—
	—	—	—	—	2/19/2013	—	—	57,747	2/19/2016	3,128,732
	—	—	—	—	2/18/2014	—	—	44,083	2/18/2017	2,388,417
	—	—	—	—	2/17/2015	—	—	42,250	2/17/2018	2,289,105
Paul J. Reilly	18,000	—	38.29	2/28/2017	—	—	—	—	—	—
	24,300	—	32.61	3/1/2018	—	—	—	—	—	—
	25,468	—	38.69	2/24/2021	—	—	—	—	—	—
	19,713	6,571	40.15	2/19/2022	2/21/2012	2,491	134,962	—	2/21/2016	—
	12,636	12,634	41.56	2/17/2023	2/19/2013	4,812	260,714	—	(a)	—
	4,899	14,697	56.71	2/17/2024	2/18/2014	5,290	286,612	—	(b)	—
	—	20,948	62.13	2/16/2025	2/17/2015	6,438	348,811	—	(c)	—
	—	—	—	—	2/19/2013	—	—	19,249	2/19/2016	1,042,911
	—	—	—	—	2/18/2014	—	—	14,106	2/18/2017	764,263
	—	—	—	—	2/17/2015	—	—	12,876	2/17/2018	697,622
Andrew S. Bryant	—	3,902	40.15	2/19/2022	2/21/2012	1,479	80,132	—	2/21/2016	—
	—	8,292	41.56	2/17/2023	2/19/2013	3,158	171,100	—	(a)	—
	3,369	10,104	56.71	2/17/2024	2/18/2014	3,637	197,053	—	(b)	—
	—	15,711	62.13	2/16/2025	2/17/2015	4,829	261,635	—	(c)	—
	—	—	—	—	2/19/2013	—	—	12,632	2/19/2016	684,402
	—	—	—	—	2/18/2014	—	—	9,698	2/18/2017	525,438
	—	—	—	—	2/17/2015	—	—	9,657	2/17/2018	523,216

Outstanding Equity Awards at Fiscal Year-End (continued)
	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date (1)	Stock Award Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held that Have Not Yet Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(3)	Vesting Dates (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(3)
Mary Catherine Morris	13,800	—	32.61	3/1/2018	—		—	—	—	—
	3,892	—	28.34	2/25/2020	—		—	—	—	—
	5,731	—	38.69	2/24/2021	—		—	—	—	—
	6,571	3,286	40.15	2/19/2022	2/21/2012	1,246	67,508	—	2/21/2016	—
	6,318	6,317	41.56	2/17/2023	2/19/2013	2,406	130,357	—	(a)	—
	2,695	8,083	56.71	2/17/2024	2/18/2014	2,910	157,664	—	(b)	—
	—	11,783	62.31	2/16/2025	2/17/2015	3,621	196,186	—	(c)	—
	—	—	—	—	2/19/2013	—	—	9,624	2/19/2016	521,428
	—	—	—	—	2/18/2014	—	—	7,758	2/18/2017	420,328
	—	—	—	—	2/17/2015	—	—	7,243	2/17/2018	392,426
Eric Schuck	3,900	—	38.29	2/28/2017	—	—	—	—	—	—
	2,540	—	32.61	3/1/2018	—	—	—	—	—	—
	2,525	—	16.82	2/26/2019	—	—	—	—	—	—
	3,363	—	28.34	2/25/2020	—	—	—	—	—	—
	3,396	—	38.69	2/24/2021	—	—	—	—	—	—
	4,928	1,643	40.15	2/19/2022	2/21/2012	623	33,754	—	2/21/2016	—
	4,344	4,343	41.56	2/17/2023	2/19/2013	1,654	89,614	—	(a)	—
	3,062	6,124	56.71	2/17/2024	2/18/2014	2,204	119,413	—	(b)	—
	—	6,546	62.13	2/16/2025	2/17/2015	2,012	109,010	—	(c)	—
	—	—	—	—	2/19/2013	—	—	6,616	2/19/2016	358,455
	—	—	—	—	2/18/2014	—	—	8,816	2/18/2017	477,651
Sean J. Kerins	7,500	—	37.63	11/29/2017	—	—	—	—	—	—
	4,477	—	16.82	2/26/2019	—	—	—	—	—	—
	3,816	—	28.34	2/25/2020	—	—	—	—	—	—
	5,094	—	38.69	2/24/2021	—	—	—	—	—	—
	6,530	2,177	40.15	2/19/2022	2/21/2012	826	44,753	—	2/21/2016	—
	4,344	4,343	41.56	2/17/2023	2/19/2013	1,654	89,614	—	(a)	—
	1,761	5,282	56.71	2/17/2024	2/18/2014	1,901	102,996	—	(b)	—
	—	11,783	62.13	2/16/2025	2/17/2015	3,621	196,186	—	(c)	—
	—	—	—	—	7/30/2014	8,478	459,338	—	7/30/2018	—
	—	—	—	—	2/19/2013	—	—	6,616	2/19/2016	358,455
	—	—	—	—	2/18/2014	—	—	5,069	2/18/2017	274,638
					2/17/2015			7,243	2/17/2018	392,426

(1)
These columns reflect the exercise price and expiration date, respectively, for all of the stock options under each award. Each option was granted approximately ten years prior to its expiration date. All of the awards were issued under the Company's LTIP. All of the awards vest in four equal amounts on the first, second, third, and fourth anniversaries of the grant date and have an exercise price equal to the closing market price of the Company's common stock on the grant date.

(2)
These columns reflect the number of unvested restricted shares or units held by each Named Executive Officer under each award of restricted shares or units and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2015.

(3)
These columns show the number of shares or units of Arrow common stock each Named Executive Officer would receive under each grant of performance shares or units, assuming that the financial targets associated with each award are achieved at 100%, and the dollar value of those shares or units based on the closing market price of the Company’s common stock on December 31, 2015.

(4)
With regard to the Stock Awards, the following describes the vesting dates: (i) those awards designated by “(a)” vest in two equal installments on the third and fourth anniversaries of the grant date; (ii) those awards designated by “(b)” vest in three equal installments on the second, third, and fourth anniversaries of the grant date; and (iii) those awards designated by “(c)” vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date.

Options Exercised and Stock Vested in Last Fiscal Year
The following Table provides information concerning the value realized by each Named Executive Officer upon the exercise of stock options and the vesting of restricted and performance units during 2015.
The value realized on the exercise of stock options shown below is based on the difference between the exercise price per share paid by the executive and the closing market price of the Company's common stock on the exercise date. The value realized on the vesting of restricted and performance units is based on the number of shares vesting and the closing market price of the Company's common stock on the vesting date.

Options Exercised and Stock Vested
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Long
Restricted Units	—	—	23,653	1,476,496
2012 Performance Units — 3 Yr	—	—	59,153	3,713,625
Stock Options	84,100	2,249,665	—	—
Paul J. Reilly
Restricted Units	—	—	9,085	567,714
2012 Performance Units — 3 Yr	—	—	24,906	1,563,599
Stock Options	8,944	311,341	—	—
Andrew S. Bryant
Restricted Units	—	—	5,564	347,486
2012 Performance Units — 3 Yr	—	—	14,788	928,391
Stock Options	11,443	257,287	—	—
Mary Catherine Morris
Restricted Units	—	—	4,509	281,666
2012 Performance Units — 3 Yr	—	—	12,453	781,799
Stock Options	12,000	279,286	—	—
Eric Schuck
Restricted Units	—	—	2,877	179,241
2012 Performance Units — 3 Yr	—	—	6,226	390,868
Stock Options	3,000	80,305	—	—
Sean J. Kerins
Restricted Units	—	—	2,771	172,981
2012 Performance Units — 3 Yr	—	—	8,250	517,935

SERP
Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the Company will pay pension benefits to certain employees upon retirement or as result of certain other termination events. As of December 31, 2015, there were eight then-current executives participating in the SERP. The Board determines who is eligible to participate. Each of the Named Executive Officers participates in the SERP.
The typical gross SERP benefit is calculated by multiplying 2.5% of final average compensation (salary plus targeted incentive compensation) by the participant’s years of credited service (up to a maximum of 18 years). Final average compensation is ordinarily the highest average of any three years during the participant’s final five years of service. The gross benefit is reduced by 50% of the assumed Social Security benefit, and an offset for certain other projected benefit amounts.

Subject to an alternative election, the normal form of benefits provided under the SERP is a single life annuity with 60 monthly payments guaranteed, commencing at age 60, assuming continued employment through normal retirement. At normal retirement (generally, age 60), Messrs. Long, Reilly, Bryant, Kerins and Ms. Morris would receive estimated annual SERP payments of $1,203,628, $550,380, $168,933, $145,295, and $158,655, respectively. Mr. Schuck left the Company in November 2015 and is not entitled to any SERP payments. In addition, each Named Executive Officer is eligible for early retirement in the event that such Named Executive Officer reaches the age of 55 and the combined years of age and service equals at least 72. Messrs. Long, Reilly, and Ms. Morris are eligible for early retirement. If they elect to retire early under the SERP, they would receive estimated annual payments of $933,065, $507,970, and $85,760 respectively. Mr. Bryant is eligible for normal retirement under the SERP. Each of the retirement payment amounts described above was calculated as of December 31, 2015.
The years of credited service for each of the Named Executive Officers and the present value of their respective accumulated benefits as of December 31, 2015 are set out on the following Table. None of the Named Executive Officers received any payments under the SERP in or with respect to 2015. The present value calculation assumes each recipient remains employed until normal retirement age (generally at age 60). The remainder of the assumptions underlying the calculation of the present value of the benefits are discussed in Note 13 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2015.

Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Long	SERP	18.00	16,498,908	—
Paul J. Reilly	SERP	18.00	8,527,168	—
Andrew S. Bryant	SERP	7.08	2,694,713	—
Mary Catherine Morris	SERP	9.33	1,580,268	—
Sean J. Kerins	SERP	1.58	113,039	—

The SERP provides that if a participant's employment is terminated involuntarily without "cause" or voluntarily for "good reason," in either case within two years after a "change in control" of the Company, the participant will receive an annual benefit under the SERP upon reaching age 60. The amount of the payment is based on the amount accrued up to the time of the termination. No payments will be made if the participant is not yet age 50 at the time of the "change in control" related termination.
Should a participant become disabled before retiring, his or her accrued SERP benefits will generally commence at age 60, subject to reduction for Company-paid disability benefits received for the same payment period. Benefits under the SERP may terminate, with no further obligation to the recipient, if the participant becomes involved in any way with an entity which competes with Arrow (except for limited ownership of stock in a publicly-traded company).
The present values of the SERP benefits accrued through year-end by the Named Executive Officers in the event of termination, death, disability, or a change in control of the Company are set forth on the Potential Payouts Upon Termination Table.
Deferred Compensation Plans
The Company maintains an Executive Deferred Compensation Plan ("EDCP") in which deferred income as well as investment gains on the deferred amounts are nontaxable to the executive until distributed.
A participating executive may defer up to 80% of salary and 100% of incentive compensation. The participant chooses from a selection of mutual funds and other investments in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are defined by the returns actually obtained by the “deemed investment” and added to the account. The “deemed investment” is used solely for this purpose and the participant has no ownership interest in it. The deferred compensation and the amount earned are general assets of the Company, and the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company. None of the Named Executive Officers participated in the EDCP in 2015. Mr. Schuck did not participate in the EDCP in 2015 but, as of December 31, 2015, he had a balance of $649,564.

AGREEMENTS AND POTENTIAL PAYOUTS
UPON TERMINATION OR CHANGE IN CONTROL

The Company historically entered into employment agreements and change of control agreements with senior management to establish key elements of employment. In 2013, however, the Company and Compensation Committee terminated all such agreements. They also drafted and implemented a common Severance Policy and a replacement “Executive Change in Control Retention Agreement” for its executives.

Severance Policy
Under the current Severance Policy, upon an involuntary termination of employment of any of the Named Executive Officers without “cause,” the Company will pay such Named Executive Officer a pro-rata portion of his or her MICP with respect to the year of termination plus his or her base salary and MICP awards (pro-rated as applicable) for a period of 18 months (24 months for the Chief Executive Officer) (in each case, the "Severance Period"). Salary continuation payments would be made in accordance with the Company's customary payroll practices. MICP amounts, if any, would be paid on the date they are normally paid to the Company's then-current executives. Each Named Executive Officer also would receive continuation of health care benefit coverage at the same level of coverage through the Severance Period or equivalent benefits, as determined in the sole reasonable discretion of the Compensation Committee. The Company will also reimburse the Named Executive Officer for the cost of outplacement services up to a maximum of $50,000 ($75,000 for the Chief Executive Officer). The Severance Policy imposes an affirmative duty on each Named Executive Officer to seek substitute employment that is reasonably comparable to such Named Executive Officer's employment with the Company in order to mitigate the severance payments and benefits provided under the Severance Policy. The Severance Policy is subject to change at the discretion of the Compensation Committee.  The Committee has expressed no current intention to make any changes.
As a condition to receiving these benefits, the Severance Policy requires the Named Executive Officer to execute a general release of claims and a restrictive covenants agreement in favor of the Company. Under the restrictive covenants agreement, the Named Executive Officer must agree to covenants providing for the confidentiality of the Company's information, non-competition and non-solicitation of the Company's employees and customers for a period equal to the relevant Severance Period.
In the case of termination of the Named Executive Officer's employment without “cause,” his or her outstanding equity-based awards would continue to vest through the duration of the Severance Period. Equity-based awards that do not vest prior to the end of the Severance Period would be forfeited. Vested stock options would remain exercisable until the earlier of the expiration of the Severance Period or the expiration date as provided in the applicable award agreement. In the case of termination in the event of death or disability of a Named Executive Officer, all of his or her unvested equity-based awards would vest as of the date of death or disability. Vested stock options would remain exercisable until the expiration date of such stock option, as provided in the applicable award agreement. Also, any shares to which a Named Executive Officer is entitled by reason of a vested performance stock unit would be delivered within thirty days following the date of his or her death or disability.

Participation Agreements
In connection with the Severance Policy, each Named Executive Officer who consented to the early termination of his or her employment and change of control agreements in 2013 was eligible to enter into a Participation Agreement with the Company. Under the Participation Agreement, the Company: (i) is prohibited from modifying or amending certain terms of the Severance Policy as they relate to that Named Executive Officer and (ii) will provide severance benefits upon termination for “good reason” at a benefit level equal to that provided under the Severance Policy upon an involuntary termination of employment without "cause" of such Named Executive Officer. Messrs. Long, Reilly, Bryant, and Ms. Morris signed Participation Agreements.

Change in Control Retention Agreements
Each of the Named Executive Officers is party to a Change in Control Retention Agreement. The purpose of the Change in Control Retention Agreements is to provide the Named Executive Officers with certain compensation and benefits in the event of an involuntary termination of employment without “cause” or resignation for “good reason,” in either case within 24 months following a “change in control.” If a Named Executive Officer receives benefits under his or her Change in Control Retention Agreement, he or she will not receive severance payments under the Severance Policy or Participation Agreement (if applicable).
Under the Change in Control Retention Agreements, the Named Executive Officers are eligible for compensation and benefits if, within two years following a "change in control date," the Named Executive Officer's employment is terminated without "cause" by the Company or for "good reason" by the executive, each as defined in the Change in Control Retention Agreement. In such event, the terminated Named Executive Officer is entitled to receive a lump sum cash payment in the aggregate of the following amounts: (i) all unpaid base salary, earned vacation and earned but unpaid benefits and awards through the date of termination; (ii) three times (for the Chief Executive Officer) or two times (for all other Named Executive Officers) the sum of (a) the greater of such Named Executive Officer's annual base salary in effect immediately prior to the change in control date or the date of termination and (b) the greater of such Named Executive Officer's target MICP award in effect immediately prior to the change in control date or the date of termination; (iii) a pro rata MICP payment for the calendar year of termination (determined on the basis of actual performance); and (iv) continuation of coverage under the Company's health care plan for a period not to exceed 24 months (36 months for the Chief Executive Officer).
The estimated payments that the Named Executive Officers would receive under their respective Change in Control Retention Agreements are set forth in the Potential Payouts Upon Termination Table. However, the severance payments to the Named Executive Officers pursuant to Change in Control Retention Agreements may be limited in certain circumstances.  Specifically, the Change in Control Retention Agreements provide that if an amount payable to a Named Executive Officer would be treated as an “excess parachute payment,” and would therefore reduce the tax deductibility by the Company and result in an excise tax being imposed on the Named Executive Officer, then the severance payment will be reduced to a level sufficient to avoid these adverse consequences.  However, if the severance payment amount payable to the Named Executive Officer, taking into account the effect of all of the applicable taxes, including the excise tax imposed, would be greater than the amount payable if the amount were reduced as described above, the Named Executive Officer will receive this greater amount, without consideration for the impact this payment may have on the Company's tax deductibility of such payment.
The Change in Control Retention Agreement does not affect the rights and benefits to which Named Executive Officers are entitled under any of the Company's equity compensation plans, which such rights and benefits are governed by the terms and conditions of the relevant plans and award agreements.
Impact of Section 409A of the Internal Revenue Code
Each of the Change in Control Retention Agreements between the Company and the Named Executive Officers has provisions that ensure compliance with Section 409A of the Internal Revenue Code, by deferring any payment due upon termination of employment for up to six months to the extent required by Section 409A of the Internal Revenue Code and adding an interest component to the amount due for the period of deferral (at the then-current six-month Treasury rate).
Potential Payouts Upon Termination
The following Table sets forth the estimated payments and value of benefits that each of the Named Executive Officers would be entitled to receive under his or her Change in Control Retention Agreement and the Severance Policy, including the Participation Agreements, as applicable, in the event of the termination of employment under various scenarios, assuming that the termination occurred on December 31, 2015. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this Proxy Statement. Actual amounts that the Company may pay out and the assumptions used in arriving at such amounts can only be determined at the time of such executive’s termination or the change in control and could differ materially from the amounts set forth below.
None of the Named Executive Officers is entitled to receive any payment at, following, or in connection with the termination of his employment for cause. Mr. Schuck left the Company in November 2015 and is not entitled to any payments under the SERP.
In both the Table below and the “Share-Based Award Agreement Terms Related to Post-Employment Scenarios” Table which follows it:

•	Death refers to the death of the executive;

•	Disability refers to the executive becoming permanently and totally disabled during the term of employment;

•
Termination Without Cause or Resignation for Good Reason means that the executive is asked to leave the Company for some reason other than “cause” (as defined in the Severance Policy) or the executive voluntarily leaves the Company for “good reason” (as defined in the Participation Agreement, if applicable, which generally includes the Company failing to allow the executive to continue in a then-current or an improved position, or where the executive’s reporting relationship is changed so that he no longer reports to the Chief Executive Officer, and as further defined in each applicable Participation Agreement);

•
Change in Control Termination means the occurrence of both a change in control of the Company and the termination of the executive's employment without cause or resignation for good reason within two years following the change in control; and

•
Retirement means the executive’s voluntary departure at or after retirement age as defined in one of the Company’s retirement plans (typically age 60). Mr. Bryant was eligible for retirement as of December 31, 2015. In addition, each executive is eligible for early retirement in the event that such executive reaches the age of 55 and the combined years of age and service equals at least 72. Messrs. Long, Reilly, and Ms. Morris were eligible for early retirement as of December 31, 2015.

Potential Payouts Upon Termination
Name	Benefit	Termination Scenario
		Death ($)	Disability ($)	Termination Without Cause or Resignation for Good Reason ($) (1)	Change in Control Termination ($)	Retirement ($)
Michael J. Long	Severance Payment (2)	—	—	2,300,000	8,550,000	—
	Settlement of MICP Bonus Award	—	—	2,380,000	—	—
	Settlement of Performance Awards	7,806,254	7,806,254	5,517,149	7,806,254	—
	Settlement of Stock Options	697,301	697,301	697,301	697,301	—
	Settlement of Restricted Awards (3)	3,794,714	3,794,714	2,923,932	3,794,714	—
	Accrued Vacation Payout	88,462	88,462	88,462	88,462	88,462
	Management Insurance Benefit	11,400,000	—	—	—	—
	Welfare Benefits Continuation	—	6,557	26,592	39,889	—
	SERP	—	16,119,141	—	16,498,908	16,119,141
	Other	—	—	75,000	—	—
	Total	23,786,731	28,512,429	14,008,436	37,475,528	16,207,603
Paul J. Reilly	Severance Payment (2)	—	—	1,050,000	2,750,000	—
	Settlement of MICP Bonus Award	—	—	708,750	—	—
	Settlement of Performance Awards	2,504,796	2,504,796	1,807,174	2,504,796	—
	Settlement of Stock Options	251,632	251,632	251,632	251,632	—
	Settlement of Restricted Awards (3)	1,031,099	1,031,099	761,229	1,031,099	—
	Accrued Vacation Payout	53,846	53,846	53,846	53,846	53,846
	Management Insurance Benefit	5,500,000	—	—	—	—
	Welfare Benefits Continuation	—	4,553	13,847	18,463	—
	SERP	—	8,555,345	—	8,527,168	8,555,345
	Other	—	—	50,000	—	—
	Total	9,341,373	12,401,271	4,696,478	15,137,004	8,609,191
Andrew S. Bryant	Severance Payment (2)	—	—	900,000	2,400,000	—
	Settlement of MICP Bonus Award	—	—	630,000	—	—
	Settlement of Performance Awards	1,733,056	1,733,056	1,209,839	1,733,056	—
	Settlement of Stock Options	159,390	159,390	159,390	159,390	—
	Settlement of Restricted Awards (3)	709,920	709,920	513,464	709,920	—
	Accrued Vacation Payout	46,154	46,154	46,154	46,154	46,154
	Management Insurance Benefit	4,800,000	—	—	—	—
	Welfare Benefits Continuation	—	4,553	13,847	18,463	—
	SERP	—	2,694,713	—	2,694,713	2,694,713
	Other	—	—	50,000	—	—
	Total	7,448,520	5,347,786	3,522,694	7,761,696	2,740,867
Mary Catherine Morris	Severance Payment (2)	—	—	712,500	1,650,000	—
	Settlement of MICP Bonus Award	—	—	367,500	—	—
	Settlement of Performance Awards	1,334,182	1,334,182	941,757	1,334,182	—
	Settlement of Stock Options	125,823	125,823	125,823	125,823	—
	Settlement of Restricted Awards (3)	551,715	551,715	401,095	551,715	—
	Accrued Vacation Payout	36,538	36,538	36,538	36,538	36,538
	Management Insurance Benefit	3,300,000	—	—	—	—
	Welfare Benefits Continuation	—	4,553	13,847	18,463	—
	SERP	—	1,526,130	—	1,580,268	1,526,130
	Other	—	—	50,000	—	—
	Total	5,348,258	3,578,941	2,649,060	5,296,989	1,562,668

Potential Payouts Upon Termination (continued)
Name	Benefit	Termination Scenario
		Death ($)	Disability ($)	Termination Without Cause or Resignation for Good Reason ($) (1)	Change in Control Termination ($)	Retirement ($)
Eric Schuck	Severance Payment (2)	—	—	708,333	—	—
	Settlement of MICP Bonus Award	—	—	445,316	—	—
	Settlement of Performance Awards	—	—	836,106	—	—
	Settlement of Stock Options	—	—	77,860	—	—
	Settlement of Restricted Awards (3)	—	—	351,791	—	—
	Accrued Vacation Payout	—	—	38,462	—	—
	Management Insurance Benefit	—	—	—	—	—
	Welfare Benefits Continuation	—	—	13,778	—	—
	SERP	—	—	—	—	—
	Other	—	—	50,000	—	—
	Total	—	—	2,521,646	—	—
Sean J. Kerins	Severance Payment (2)	—	—	750,000	987,635	—
	Settlement of MICP Bonus Award	—	—	420,000	—	—
	Settlement of Performance Awards	1,025,519	1,025,519	633,093	1,025,519	—
	Settlement of Stock Options	85,352	85,352	85,352	85,352	—
	Settlement of Restricted Awards (3)	892,887	892,887	301,187	892,887	—
	Accrued Vacation Payout	38,462	38,462	38,462	38,462	—
	Management Insurance Benefit	3,600,000	—	—	—	—
	Welfare Benefits Continuation	—	2,393	7,278	9,703	—
	SERP	—	113,039	—	113,039	—
	Other	—	—	50,000	—	—
	Total	5,642,220	2,157,652	2,285,372	3,152,597	—

(1)
Of the Named Executive Officers, only Messrs. Long, Reilly, Bryant, and Ms. Morris are eligible to receive payments if they resign for "Good Reason." The numbers reflected for Mr. Kerins only apply in cases of Termination Without Cause. The numbers reflected for Mr. Schuck are actual amounts that have been or will be paid to him.

(2)
The Severance Payment amounts under the “Change in Control Termination” column reflect the anticipated payment that the Named Executive Officers would receive under their respective Change in Control Retention Agreements. For Mr. Schuck, this amount reflects actual amount to be paid.

(3)
The category “Settlement of Restricted Awards” includes restricted award grants made to the Named Executive Officers that were subject to performance criteria that required the Company achieve a net income, as adjusted, greater than zero or they would be canceled.

Narrative Explanation of the Calculation of Amounts
Had the death, disability, retirement (except with respect to restricted stock unit grants in the amount of $500,000 provided to Mr. Long in 2013), or a change in control termination of any of the Named Executive Officers occurred, all restricted awards, options, and performance awards would have fully vested. The options would remain exercisable for the remainder of their original term.
Had a termination by the Company without cause or, in the cases of Messrs. Long, Reilly, Bryant, and Ms. Morris, resignation of the executive for good reason occurred, performance, restricted, and option awards would have vested immediately.
None of the Named Executive Officers would have received severance or MICP payments in the event of death, disability, or retirement. Had a termination of any of the Named Executive Officers by the Company without cause or, with respect to Messrs. Long, Reilly or Bryant, or Ms. Morris, resignation by the executive for "good reason" occurred, the executive would have received his or her base salary and MICP awards

(pro-rated as applicable) for a period of 24 months (for the Chief Executive Officer) or 18 months (for all other Named Executive Officers).
Under the terms of the Change in Control Retention Agreements, had a change in control termination occurred, each Named Executive Officer would have received a lump sum cash payment in the aggregate of the following amounts: (i) all unpaid base salary, earned vacation and earned but unpaid benefits and awards through the date of termination; (ii) three times (for the Chief Executive Officer) or two times (for all other Named Executive Officers) the sum of (a) the greater of such Named Executive Officer's annual base salary in effect immediately prior to the change in control date or the date of termination and (b) the greater of such Named Executive Officer's target MICP award in effect immediately prior to the change in control date or the date of termination; (iii) a pro rata MICP payment for the calendar year of termination (determined on the basis of actual performance); and (iv) continuation of coverage under the Company's health care plan for a period not to exceed 24 months (36 months for the Chief Executive Officer).
Performance awards and restricted awards are valued at the closing market price on December 31, 2015. In-the-money stock options are valued based on the difference between the exercise price of the in-the-money options and the closing market price of the Company's common stock on December 31, 2015.

Non-Qualified Stock Option, Restricted Stock Unit, and Performance Stock Unit Award Agreements
The various share and share-based awards made to the Named Executive Officers are evidenced by written agreements each of which contains provisions addressing alternative termination scenarios. The provisions applicable to Named Executive Officers are summarized in the following Table for grants in 2015.

Share-based Award Agreement Terms Related to Post-Employment Scenarios
Termination Scenario
Award Type	Voluntary Resignation	Death or Disability	Termination Without Cause or Resignation for Good Reason (1)	Involuntary Termination for Cause	Involuntary Termination Without Cause Within Two Years Following a Change in Control	Retirement at Normal Retirement Age
Stock Options	Unvested options are forfeited. Vested options remain exercisable for 90 days following termination.	All options vest immediately and remain exercisable until original expiration date (ten years from grant date).
Options with vesting dates falling within the severance period (as described in the Severance Policy) will vest, contingent upon satisfaction of performance criteria, if applicable, but subject to forfeiture in the event of non-compete violation. All vested options remain exercisable until the earlier of the expiration of the severance period or the applicable stock option award.
				Vested and unvested options are forfeited.	All options vest immediately, entire award exercisable until original expiration date (ten years from grant date).
Unvested options continue to vest on schedule. Options remain exercisable for the lesser of 7 years from grant date or the remaining term of the option. All options are subject to forfeiture in the event of non-compete violation.

Restricted Awards	Unvested awards are forfeited.	Unvested awards vest immediately.
Awards with vesting dates falling within the severance period (as described in the Severance Policy) will vest, contingent upon satisfaction of performance criteria, if applicable, but subject to forfeiture in the event of non-compete violation.
				Unvested awards are forfeited.	Unvested awards vest immediately.	Vesting continues on schedule, subject to forfeiture in the event of non-compete violation.
Performance Awards	Unvested awards are forfeited.	If performance cycle has ended, any remaining unvested awards vest immediately. If performance cycle has not ended, the target number of awards vest immediately.
Awards with vesting dates falling within the severance period (as described in the Severance Policy) will vest, contingent upon satisfaction of performance criteria, if applicable, but subject to forfeiture in the event of non-compete violation.
				Unvested awards are forfeited.	If performance cycle has ended, any remaining unvested awards vest immediately. If performance cycle has not ended, the target number of awards vest immediately.	Vesting continues on schedule (based on performance during performance cycle), subject to forfeiture in the event of non-compete violation.
(1) Of the Named Executive Officers, only Messrs. Long, Reilly, Bryant, and Ms. Morris are eligible for the rights described if they resign for "Good Reason." The rights described in this column apply to Mr. Kerins only if he is terminated without cause.

RELATED PERSONS TRANSACTIONS
The Company has a variety of policies and procedures for the identification and review of related party transactions.
Arrow’s Worldwide Code of Business Conduct and Ethics (the “Code”) prohibits employees, officers, and directors from entering into transactions that present a conflict of interest absent a specific waiver. A conflict of interest arises when an employee’s private interests either conflict or appear to conflict with Arrow’s interest. The Code also requires that any such transaction, which may become known to any employee, officer, or director, be properly reported to the Company. Any conflict of interest disclosed under the Code requires a waiver from senior management. If the conflict of interest involves senior management, a waiver from the Board is required. Any such waiver is disclosed on the Company’s website.
A “related person transaction,” as defined under SEC rules, generally includes any transaction, arrangement, or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is, or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, director nominees and shareholders owning more than five percent of the Company’s outstanding stock. Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing a household with any such director, nominee, executive officer, or five percent shareholder.
As part of the process related to the financial close of each quarter, the Company distributes a disclosure checklist to management of each operating unit and financial function around the world, which seeks to ensure complete and accurate financial disclosure. One part of the checklist seeks to identify any related party transactions. Any previously undisclosed transaction is initially reviewed by: (i) the Company’s disclosure committee to determine whether the transaction should be disclosed in the Company’s SEC filings; and (ii) senior management of the Company, including the General Counsel and the Chief Financial Officer, for consideration of the appropriateness of the transaction. If such transaction involves members of senior management, it is elevated to the Board for review. There were no such related party transactions in 2015.
In addition, the Company’s corporate governance guidelines specify the standards for independence of directors. Any related party transaction involving a director requires the review and approval of the Board.
Transactions involving members of senior management or a director require the review and approval of the Board. Further, the Audit Committee reviews and approves all related party transactions required to be disclosed pursuant to SEC Regulation S-K. In the course of its review of related person transactions, the senior management of the Company or the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company; (ii) in a transaction involving a director, the impact on the director’s independence; (iii) the availability of comparable products or services; (iv) the terms of the transaction; and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.
The Company’s Corporate Law Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s directors, executive officers, and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC. To facilitate compliance with Section 16(a) by our directors and executive officers, our employees generally prepare these reports on the basis of information obtained from each director and executive officer. To the Company's knowledge, based solely on a review of the reports Arrow filed on behalf of its directors and executive officers, written representations from these persons that no other reports were required, and all Section 16(a) reports provided to the Company, the Company believes that during the fiscal year ended December 31, 2015 all Section 16(a) filings were timely filed with the exception of: (i) one late Form 4 for Mr. Melvin, and (ii) three amended Form 4 reports (two for Mr. Long and one for Mr. Schuck) for failure to report certain stock options obtained by each reporting person in the initial filings.
AVAILABILITY OF MORE INFORMATION
Arrow’s corporate governance guidelines, the Corporate Governance Committee charter, the Audit Committee charter, the Compensation Committee charter, the Company’s Worldwide Code of Business Conduct and Ethics, and the Finance Code of Ethics can be found at the “Leadership & Governance” sublink of the Investor Relations link on the Investors section of the Company’s website, www.arrow.com and are available in print to any shareholder who requests them. The Company's transfer agent and registrar is Wells Fargo Bank N.A. (Wells Fargo Shareowner Services), 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.
Shareholders and other interested parties who wish to communicate with the Chairman of the Board or any of the non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Gregory Tarpinian, at Arrow Electronics, Inc., 9201 East Dry Creek Road, Centennial, CO 80112, who will present any such communication to the directors.
MULTIPLE SHAREHOLDERS WITH THE SAME ADDRESS
The Company will deliver promptly upon request a separate copy of the Notice and/or the Proxy Statement and Annual Report to any shareholder at a shared address to which a single copy of these materials were delivered. To receive a separate copy of these materials, you may contact the Company’s Investor Relations Department either by mail at 9201 East Dry Creek Road, Centennial, CO 80112, by telephone at 303-824-4544 or by e-mail at investor@arrow.com.
The Company has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, the Company is delivering only one copy of the Notice and/or the Proxy Statement and Annual Report to multiple shareholders who share the same address and have the same last name, unless the Company received contrary instructions from an affected shareholder. This procedure reduces printing costs, mailing costs, and fees.
If you are a holder of the Company's common stock as of the record date and would like to revoke your householding consent and receive a separate copy of the Notice and/or the Proxy Statement and the Annual Report in the future, please contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
Any shareholders of record sharing the same address and currently receiving multiple copies of the Notice, the Annual Report, and the Proxy Statement, who wish to receive only one copy of these materials per household in the future, may contact the Company's Investors Relations Department at the address, telephone number, or e-mail listed above to participate in the householding program.
A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.
SUBMISSION OF SHAREHOLDER PROPOSALS
If a shareholder intends to present a proposal at Arrow’s Annual Meeting to be held in 2017 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that Annual Meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Arrow no later than the close of business on December 11, 2016.
Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting to be held in 2017 which are not included in the Company’s Proxy Statement for that Annual Meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at the Company’s next Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 22, 2017 and not earlier than February 20, 2017. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the Proxy Statement under the rules of the SEC.

By Order of the Board of Directors,

Gregory Tarpinian
Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 11, 2016. For those who hold shares under Arrow's 401(k) Plan, voting ends at 11:59 P.M. Eastern Time on May 9, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 11, 2016. For those who hold shares under Arrow's 401(k) Plan, voting ends at 11:59 P.M. Eastern Time on May 9, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05741-P72722

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Barry W. Perry
02) Philip K. Asherman
03) Gail E. Hamilton
04) John N. Hanson
05) Richard S. Hill
06) M.F. (Fran) Keeth
07) Andrew C. Kerin
08) Michael J. Long
09) Stephen C. Patrick

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as Arrow's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

If acting as attorney, executor, trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Internet or telephone voting for those who hold shares under Arrow's 401(k) Plan is available through 11:59 PM Eastern Time on Monday, May 9, 2016. For all other shareholders, Internet or telephone voting is available through 11:59 PM Eastern Time on Wednesday, May 11, 2016. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail your proxy card. You can also view the Arrow Annual Report and Proxy Statement on the Internet at: www.arrow.com/annualreport2015 and at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Proxy Statement and Annual Report are available at www.proxyvote.com.

E05742-P72722

ARROW ELECTRONICS, INC.
PROXY for Annual Meeting of Shareholders, May 12, 2016

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Michael J. Long, Gregory Tarpinian, and Paul J. Reilly, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 12, 2016, at 9:00 a.m. Mountain Time, at The Art Hotel, 1201 Broadway, Denver, CO 80203 or any adjournments thereof, as set forth on the reverse hereof.

This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, it will be voted for the directors and the proposals, and otherwise in accordance with management's discretion.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Please Return This Proxy Promptly in the Enclosed Envelope